Exhibit 99.2

Supplement to NeoGames
S.A.’s offer document
regarding the offer to the
shareholders in Aspire Global plc

Important information

General

The Supplement (defined below) is not an offer, whether directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, New Zealand, South Africa or Switzerland or in any other jurisdiction where such offer pursuant to legislation and regulations in such relevant jurisdiction would be prohibited by applicable law.

Shareholders should refer to the offer restrictions included in the section "Offer restrictions" on pages 64 – 67 in the Supplement. Further information regarding the conditions, restrictions and limitations of liability applicable to the Offer (defined below) can be found in the Offer Document (defined below).

The Supplement shall be governed and construed in accordance with substantive Swedish law. Any dispute regarding the Supplement, or which arises in connection therewith, shall be settled exclusively by Swedish courts, E4tt) shall be the court of first instance.

The Supplement has not been reviewed or approved by the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) in accordance with the regulations in Chapter 2 Section 3 of the Swedish Act on Public Takeovers on the Stock Market (Sw. lagen (2006:451) om offentliga E5 aktiemarknaden) or Chapter 2a Section 9 of the Swedish Financial Instruments Trading Act (Sw. lagen (1991:989) om handel med finansiella instrument), or Article 23.1 and 23.2 of Regulation (EU) 2017/1129 of the European Parliament and of the Council. In the event of any discrepancy in content between the Swedish original and this English translation, the Swedish version shall prevail. NeoGames (defined below) has also prepared a prospectus relating to the shares in the form of Swedish depositary receipts offered as consideration in the Offer (defined below), which was approved by the Swedish Financial Supervisory Authority on 26 April 2022 and published on the same day (the “Prospectus”). The Prospectus is available on NeoGames’ website, ir.neogames.com/offer-page, and on Mangold Fondkommission AB’s website, www.mangold.com.

The information in this Supplement is considered to be accurate, although not complete, only as of the day of the Supplement. It is not implied that the information has been or will be accurate at any other time. Except as required by the Takeover Rules (defined below) or applicable law or regulation, NeoGames expressly disclaims any obligation or undertaking to publicly announce updates, revisions or amendments regarding the Supplement. The information in the Supplement is provided solely with respect to the Offer and is not permitted to be used for any other purpose.

Forward-looking statements

Statements in the Supplement relating to future status or circumstances, including statements regarding future performance, growth and other trend projections and other effects of the Offer, are forward-looking statements. These statements may generally, but not always, be identified by the use of words such as “anticipates”, “intends”, “expects”, “believes”, or similar expressions. By the nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Actual results may differ materially from those expressed or implied by these forward-looking statements due to many factors, many of which are outside the control of NeoGames.

Any forward-looking statements made herein speak only as of the date on which they are announced. Except as required by the Takeover Rules or applicable law or regulations, NeoGames expressly disclaims any obligation or undertaking to publicly announce updates or revisions to any forward-looking statements contained in the Supplement to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statements is based. The reader should, however, consult any additional disclosures that NeoGames or Aspire Global (defined below) have made or may make. For further information, please refer to the section “Offer Restrictions – Cautionary note regarding forward-looking statements”.

Offer restrictions

This Supplement is not an offer, whether directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, New Zealand, South Africa or Switzerland or in any other jurisdiction where such offer pursuant to legislation and regulations in such relevant jurisdiction would be prohibited by applicable law. Shareholders not resident in Sweden who wish to accept the Offer must make inquiries concerning applicable legislation and possible tax consequences. Shareholders are referred to the offer restrictions explained in the section “Offer restrictions”.

The Offer and the information contained in this Supplement are not being made and have not been approved by an “authorized person” for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (the “FSMA”). Accordingly, the information contained in this Supplement are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of the information contained in this Supplement is exempt from the restrictions on financial promotions under section 21 of the FSMA on the basis that it is a communication by or on behalf of a body corporate which relates to a transaction to acquire day to day control of the affairs of a body corporate; or to acquire 50 percent or more of the voting shares in a body corporate, within article 62 of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

The Offer is made for the securities of a non-U.S. company. U.S. investors should note that the Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the Supplement, if any, may have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of U.S. companies. It may be difficult for U.S. investors to enforce their rights and any claim that U.S. investors may have arising under the federal securities laws, since NeoGames is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. U.S. investors may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. investors should be aware that NeoGames may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases. Shareholders in the United States should also refer to the section “Offer restrictions – United States”.

2 | Supplement to NeoGames S.A.’s offer document regarding the offer to the shareholders in Aspire Global plc

Table of contents

Important information	2

Supplement to the Offer Document	4

NeoGames’ interim report for the period 1 January 2022 – 31 March 2022	5

Aspire Global’s interim report for the period 1 January 2022 – 31 March 2022	12

Aspire Global’s articles of association	34

Aspire Global’s memorandum of association	62

Offer restrictions	65

Contact details	69

3 | Supplement to NeoGames S.A.’s offer document regarding the offer to the shareholders in Aspire Global plc

Supplement to the Offer Document

Introduction

On 17 January 2022, NeoGames S.A.1 (“NeoGames”) announced a recommended public offer to the shareholders of Aspire Global plc2 (“Aspire Global”) to tender all their shares in Aspire Global to NeoGames for a consideration consisting of a combination of cash and newly issued shares in NeoGames in the form of Swedish depository receipts (the “Offer”). This document (the “Supplement”) constitutes a supplement to the offer document prepared by NeoGames in relation to the Offer (the “Offer Document”). The Offer Document was published on 26 April 2022 on NeoGames’ website (ir.neogames.com/offer-page) and on Mangold Fondkommission AB’s website (www.mangold.com). The Offer Document has not been reviewed or approved by the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) (the “SFSA”).

The Supplement has not been reviewed or approved by the SFSA. The Supplement was published on 18 May 2022 on the aforementioned websites. The Supplement shall at all times be read together with, and as an integrated part of, the Offer Document. The definitions used in the Offer Document also apply to the Supplement.

NeoGames has also prepared a prospectus relating to the shares in the form of Swedish depositary receipts offered as consideration in the Offer, which was approved by the SFSA on 26 April 2022 and published on the same day (the “Prospectus”). The Prospectus is available on the aforementioned websites.

The Supplement has been prepared in relation to:

• Aspire Global’s interim financial report for the period 1 January 2022 – 31 March 2022 published on 4 May 2022;

• NeoGames’ interim financial report for the period 1 January 2022 – 31 March 2022 published on 11 May 2022; and

• Resolution of Aspire Global’s extraordinary general meeting held on 11 May 2022 on the approval of amendment to Aspire Global’s articles of association to cater for squeeze-out rights of an offeror.

The interim reports as well as Aspire Global’s revised articles of association and memorandum of association have been included in their entirety in the Supplement.

Aspire Global’s shareholders who have accepted the Offer prior to the publication of this Supplement have, according to Takeover rules for certain trading platforms (the “Takeover Rules”), the right to withdraw their acceptances within five business days from the publication of the Supplement, i.e. no later than on 25 May 2022. In other respects, the right to withdraw given acceptances of the Offer applies as set out in the Offer Document. To be valid, such withdrawal must have been received in writing by Mangold (at the address Engelbrektsplan 2, 114 34 Stockholm, Sweden) no later than on 25 May 2022.

For complete terms and conditions and other information about the Offer, please refer to the Offer Document which, together with the Supplement, is held available on the aforementioned websites.

1 A E9 anonyme (reg. no B186309), domiciled in Luxembourg.
2 A Maltese public limited company (reg. no. C 80711), domiciled in Malta.

4 | Supplement to NeoGames S.A.’s offer document regarding the offer to the shareholders in Aspire Global plc

NeoGames’ interim report for the period
1 January 2022 – 31 March 2022

NeoGames Announces First Quarter 2022 Results

– First Quarter Revenues and Share of NPI Revenues Interest total a record $22.4 million, up 3.8% year-over-year –

– Updates Full Year 2022 Revenue and Share of NPI Revenues Guidance to between $91 and $96 million –

Luxembourg – May 11, 2022 – NeoGames S.A. (Nasdaq: NGMS) (“NeoGames” or the "Company"), a technology-driven provider of end-to-end iLottery solutions, announced today financial results for the first quarter ended March 31, 2022.

Moti Malul, Chief Executive Officer of NeoGames, said: “Our business continues to trend positively in 2022, as our existing accounts continue to perform well in terms of both sequential, as well as annual growth rates. We are delighted to see particularly strong growth from our Virginia and Alberta accounts, which have become leading contributors to our revenues. During the quarter we announced an offer to acquire Aspire Global in an effort to enhance our offering and expand our geographies. We have been keenly focused on completing this transaction and have recently launched our tender offer. We are confident with the progress and expect to close during the second quarter.”

First Quarter 2022 Financial Highlights

•
The total of Revenues and the Company’s share in NPI revenues was $22.4 million during the first quarter of 2022 compared to $21.6 million during the first quarter of 2021, representing an increase of 3.8% year-over-year. Revenues were $13.2 million during the first quarter of 2022, compared to $13.3 million during the first quarter of 2021, representing a decrease of 0.7% year-over-year. In addition, the Company’s share in NPI revenues was $9.2 million during the first quarter of 2022, compared to $8.2 million during the first quarter of 2021, representing an increase of 11.2% year-over-year.

•
Comprehensive loss was $(0.9) million, or $(0.03) per share, during the first quarter of 2022, compared to comprehensive income of $4.0 million, or $0.16 per share, during the first quarter of 2021. The change in comprehensive income was impacted by several items, including Aspire transaction-related , stock-based compensation expense (granted in Q4 2021), and additional G&A related to further build out of operations.

•	Adjusted EBITDA[1] was $8.5 million during the first quarter of 2022, compared to $9.7 million during the first quarter of 2021 representing a decrease of 12.0% year-over-year.
•	Network Net Gaming Revenue (“NGR”) was $199.7 million during the first quarter of 2022, compared to $195.8 million during the first quarter of 2021, representing an increase of 2% year-over-year.

Recent Business Highlights

•
On April 26, 2022, we published the prospectus, offer document and acceptance form related to the Aspire Global prospective acquisition. The acceptance period runs from April 27 through May 25 with an expected settlement date of June 14, 2022. The acquisition is expected to close during the second quarter of 2022.

•	Virginia continued its strong growth with quarter-over-quarter and year-over-year increases in revenue and near market-leading per capita volumes.
•	Michigan continued its growth trend, which started in the second half of the fourth quarter 2021.
•
Benefiting from the broader product mix rolled out in the region, Alberta expanded to become our second largest turn-key account in terms of revenues, demonstrating the benefits of our collaboration with Aspire Global, as Pariplay has increased its market share during the quarter.

1 The section titled “Non-IFRS Financial Measures and Key Performance Indicators” below contains a description of the non-GAAP financial measures discussed in this press release and reconciliations between historical GAAP and non-GAAP information are contained in the tables below. Throughout this press release, we also provide a number of key performance indicators used by our management and often used by competitors in our industry. These and other key performance indicators are discussed in more detail in the section entitled “Non-IFRS Financial Measures and Key Performance Indicators” in this press release
5 | Supplement to NeoGames S.A.’s offer document regarding the offer to the shareholders in Aspire Global plc

Guidance

The Company is updating its fiscal year 2022 Revenue and Share of NPI Revenues Interest Guidance to between $91 million and $96 million, compared to the prior range of between $90 million and $97 million, representing an approximate 11% increase year-over-year at the midpoint. This range is based on revenues from existing accounts, does not assume revenues from the launch of new turn-key accounts, and reflects the range of possible outcomes of the conflict in Ukraine.

Conference Call & Webcast Details

NeoGames will host a live conference call and audio webcast on Thursday, May 12, 2022 at 8:30 a.m. Eastern Time, during which management will discuss the Company’s first quarter results and provide commentary on business performance.  A question and answer session will follow the prepared remarks.

The conference call may be accessed by dialing (833) 301-1152 for U.S. domestic callers or (914) 987-7393 for international callers. Once connected with the operator, please provide the conference ID of 9525817.

A live audio webcast of the earnings conference call may be accessed on the Company’s website at ir.neogames.com. The replay of the audio webcast and accompanying presentation will be available on the Company’s investor relations website shortly after the call.

About NeoGames

NeoGames, incorporated in Luxembourg, is a technology-driven innovator and a global provider of iLottery solutions for national and state-regulated lotteries. NeoGames’ full-service solution combines proprietary technology platforms with the experience and expertise required for successful iLottery operations. NeoGames’ pioneering game studio encompasses an extensive portfolio of engaging online lottery games that deliver an entertaining player experience. As a trusted partner to lotteries worldwide, the Company works with its customers to maximize their success, offering a comprehensive solution that empowers them to deliver enjoyable and profitable iLottery programs to their players, generate more revenue, and direct proceeds to good causes.

6 | Supplement to NeoGames S.A.’s offer document regarding the offer to the shareholders in Aspire Global plc

Cautionary Statement Regarding Forward-looking Statements

Certain statements in this press release may constitute “forward-looking” statements and information, within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 that relate to our current expectations and views of future events, including, among others, the Aspire Global acquisition and the expected synergies. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, competitive position, future financial results, plans, objectives, and business. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the following: we have a concentrated customer base, and our failure to retain our existing contracts with our customers could have a significant adverse effect on our business; we do not have a formal joint venture agreement or any other operating or shareholders’ agreement with Pollard Banknote Limited (“Pollard”) with respect to NPI, our joint venture with Pollard, through which we conduct a substantial amount of our business; a reduction in discretionary consumer spending could have an adverse impact on our business; the growth of our business largely depends on our continued ability to procure new contracts; we incur significant costs related to the procurement of new contracts, which we may be unable to recover in a timely manner, or at all; intense competition exists in the iLottery industry, and we expect competition to continue to intensify; our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions; in addition to competition with other iLottery providers, we and our customers also compete with providers of other online offerings; the gaming and lottery industries are heavily regulated, and changes to the regulatory framework in the jurisdictions in which we operate could harm our existing operations; while we have not experienced a material impact to date, the ongoing COVID-19 pandemic, including variants, and similar health epidemics and contagious disease outbreaks could significantly disrupt our operations and adversely affect our business, results of operations, cash flows or financial condition; and other risk factors described in our  Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Securities and Exchange Commission on April 14, 2022, and other documents filed with or furnished to the SEC. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We caution you therefore against relying on these forward-looking statements, and we qualify all of our forward-looking statements by these cautionary statements. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this press release. You should not put undue reliance on any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Non-IFRS Financial Measures and Key Performance Indicators

This press release may include EBIT, EBITDA, Adjusted EBITDA, NPI and NPI Revenues Interest, which are financial measures not presented in accordance with IFRS.  We use these financial measures to supplement our results presented in accordance with IFRS. We include these non-IFRS financial measures because they are used by our management to evaluate our operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments.

We also use certain key performance indicators (“KPIs”), including Network NGR and Gross Gaming Revenue (“GGR”), to monitor our operations and inform decisions to drive further growth. These KPIs offer a perspective on the historical performance of our platform in the aggregate across jurisdictions in which we operate. We believe these KPIs are useful indicators of the overall health of our business.

7 | Supplement to NeoGames S.A.’s offer document regarding the offer to the shareholders in Aspire Global plc

EBIT, EBITDA, and Adjusted EBITDA. We define “EBIT” as net income (loss), plus income taxes, and interest and finance-related expenses. We define “EBITDA” as EBIT, plus depreciation and amortization. We define Adjusted EBITDA as EBITDA, plus share-based compensation, initial public offering expenses, prospective acquisition related expenses and the Company’s share in NPI depreciation and amortization. We believe EBIT, EBITDA and Adjusted EBITDA are useful in evaluating our operating performance, as they are regularly used by security analysts, institutional investors and others in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any IFRS financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

NPI. Refers to NeoPollard Interactive LLC that represents the Company’s 50/50 joint venture with Pollard Banknote Limited (“Pollard”). The joint venture was formed for the purpose of identifying, pursuing, winning and executing iLottery contracts in the North American lottery market. NPI is managed by an executive board of four members, consisting of two members appointed by NeoGames and two members appointed by Pollard. NPI has its own general manager and dedicated workforce and operates as a separate entity. However, it relies on NeoGames and Pollard for certain services, such as technology development, business operations and support services from NeoGames and corporate services, including legal, banking and certain human resources services, from Pollard.

Company share in NPI Revenues .  NPI Revenues is not recorded as revenues in our consolidated statements of comprehensive income (loss), but rather is reflected in our consolidated financial statements in accordance with the equity method, as we share 50% of the profit (loss) of NPI subject to certain adjustments.

Network NGR. We define “NGR” as (i) in North America, gross sales less winnings paid to players and any promotion dollar incentives granted to players, and (ii) in Europe, gross sales less winnings paid to players, any gambling tax or duty paid on such sales and any promotion dollar incentives granted to players. We measure Network NGR as the total NGR generated by Instants and DBGs on our platform. As most of our revenue share contracts are based on NGR, tracking Network NGR provides us with insight as to the marginal contribution of GGR growth to our revenues and allows us to detect inefficiencies in our GGR growth strategy.

Gross Gaming Revenue (GGR). We define “GGR” as gross sales less winnings paid to players.

Contacts

Investor Contact:
ir@neogames.com

Media Relations:
pr@neogames.com

8 | Supplement to NeoGames S.A.’s offer document regarding the offer to the shareholders in Aspire Global plc

NeoGames S.A.
Consolidated Condensed Balance Sheets
(U.S. dollars in thousands)

	March 31,	December 31,
	2022	2021
	Unaudited	Audited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$40,932	$66,082
Designated cash	-	167
Restricted deposit	5	9
Prepaid expenses and other receivables	3,393	2,494
Due from Aspire Group	608	1,483
Due from the Michigan Joint Operation and NPI	3,641	3,560
Trade receivables	5,797	3,724
Total current assets	$54,376	$77,519
NON-CURRENT ASSETS
Restricted deposit	154	154
Restricted deposits - Joint Venture	3,848	3,848
Property and equipment	2,870	2,159
Intangible assets	23,877	22,354
Right-of-use assets	7,689	7,882
Deferred taxes	2,075	1,839
Total non-current assets	40,513	38,236
Total assets	$94,889	$115,755

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade and other payables	$8,652	$7,902
Lease liabilities	678	769
Capital notes and accrued interest due to Aspire Group	-	21,086
Employees withholding payable	-	167
Employees' related payables and accruals	3,852	4,202
Total current liabilities	$13,182	$34,126
NON-CURRENT LIABILITIES

Loans and other due to Caesars, net	$13,287	$12,899
Company share of Joint Venture net liabilities	778	830
Lease liabilities	7,767	7,820
Accrued severance pay, net	380	286
Total non-current liabilities	$22,212	$21,835
EQUITY
Share capital	45	45
Reserve with respect to transaction under common control	(8,467)	(8,467)
Reserve with respect to funding transactions with related parties	20,072	20,072
Share premium	71,862	70,812
Share based payments reserve	5,567	6,023
Accumulated losses	(29,584)	(28,691)
Total equity	59,495	59,794
Total liabilities and equity	$94,889	$115,755

9 | Supplement to NeoGames S.A.’s offer document regarding the offer to the shareholders in Aspire Global plc

NeoGames S.A.
Consolidated Condensed Statements of Comprehensive Income
(Unaudited, U.S. dollars in thousands, except per share amounts)

	Quarter ended March 31,
	2022	2021

Revenues	$13,250	$13,349
Distribution expenses	2,465	2,646
Development expenses	2,542	2,238
Selling and marketing expenses	521	278
General and administrative expenses	3,704	2,661
Prospective acquisition related expenses	2,221	-
Depreciation and amortization	3,954	3,355
	15,407	11,178
Profit (loss) from operations	(2,157)	2,171
Interest expenses with respect to funding from related parties	1,640	1,184
Finance expenses	499	224
The Company’ share in profits of Joint Venture	3,887	3,844
Profit (loss) before income taxes expenses	(409)	4,607
Taxes expenses	(484)	(657)
Net and total comprehensive income (loss)	$(893)	$3,950

Net income (loss) per common share outstanding, basic	$(0.03)	$0.16
Net income (loss) per common share outstanding, diluted	$(0.03)	$0.15

Weighted average number of ordinary shares outstanding:
Basic	25,593,101	24,983,855
Diluted	25,593,101	26,612,949

10 | Supplement to NeoGames S.A.’s offer document regarding the offer to the shareholders in Aspire Global plc

NeoGames S.A.
Reconciliation of Comprehensive Income (Loss) to Adjusted EBITDA
(Unaudited, U.S. dollars in thousands)

	Quarter ended March 31,
	2022	2021

Net and total comprehensive (loss) income	$(893)	$3,950
Taxes expenses	484	657
Interest and finance-related expenses	2,139	1,408
EBIT	1,730	6,015
Depreciation and amortization	3,954	3,355
EBITDA	5,684	9,370
Prospective acquisition related expenses	2,221	-
Share based compensation	595	266
Company share of NPI depreciation and amortization	29	53
Adjusted EBITDA	$8,529	$9,689

NeoGames S.A.
Revenues generated by NeoGames as well as Company's share in NPI Revenues
(Unaudited, U.S. dollars in thousands)

	Quarter ended March 31,
	2022	2021

Royalties from turnkey contracts	$6,960	$8,445
Royalties from games contracts	536	476
Use of IP rights	3,320	1,863
Development and other services – Aspire	426	480
Development and other services – NPI	1,676	1,799
Development and other services – Michigan Joint Operation	332	286
Revenues	$13,250	$13,349
NeoGames’ NPI Revenues Interest	$9,170	$8,248

11 | Supplement to NeoGames S.A.’s offer document regarding the offer to the shareholders in Aspire Global plc

Aspire Global’s interim report for the period
1 January 2022 – 31 March 2022

aspireglobal

INTERIM REPORT JANUARY – MARCH 2022

Q4
Q1
Q3
Q2

ASPIRE GLOBAL
THE COMPLETE iGAMING SUPPLIER FOR OPERATORS

12 | Supplement to NeoGames S.A.’s offer document regarding the offer to the shareholders in Aspire Global plc

INTERIM REPORT FIRST QUARTER 2022
RECORD HIGH REVENUES OF €46.3 MILLION IN Q1 2022

FIRST QUARTER*
• Revenues increased by 31.7% to €46.3 million (35.2).
• EBITDA increased by 18.7 % to €8.2 million (6.9).
• The EBITDA margin amounted to 17.8% (19.7%).
• EBIT increased by 13.6% to € 5.6 million (4.9).
• Earnings after tax increased by 4.7% to €4.8 million (4.5).
• Earnings per share amounted to €0.10 (0.10) f
*B2C as discontinued operations in Q1 2021 and based on net royalties during Q1 2022.
SIGNIFICANT EVENTS IN THE QUARTER AND AFTER THE END OF THE QUARTER
•          GLI-19 certification received for launch of Aspire Global’s broad offering in the US and Canada.
•          The complete offering licensed in the Netherlands.
•          Key platform and managed services deals with BoyleSports for the Netherlands, with ITSP for Germany and with esports operator WIN Group.
•          Pariplay gained license in Ontario and provisional license in Michigan.
•          Pariplay signed multi-state deal with US operator Golden Nugget and agreement to supply its content to Alberta Gaming.
•          Aspire Global awarded sports betting license in Denmark.

UPDATE ON THE PUBLIC TENDER OFFER MADE BY NEOGAMES
•          On 17 January 2022, a public tender offer was made by NeoGames to the shareholders of Aspire Global to tender all their shares in the Company to NeoGames. An offer document regarding the Offer was published on 26 April 2022. The acceptance period for the Offer commenced on 27 April 2022 and ends on 25 May 2022. The expected settlement date is around 14 June 2022.

KEY FIGURES

€ million, unless other stated	FIRST QUARTER		FULL YEAR
	2022	2021	2021
Revenues	46.3	35.2	158.3
EBITDA	8.2	6.9	30.4
EBITDA margin, %	17.8	19.7	19.2
EBIT	5.6	4.9	21.6
EBIT margin, %	12.0	13.9	13.7
Earnings per share, €	0.10	0.10	0.39
Earnings per share, diluted, €	0.10	0.10	0.39
Operating cash flow	7.2	5.3	23.3

ASPIRE GLOBAL INTERIM REPORT JANUARY − MARCH 2022       2

13 | Supplement to NeoGames S.A.’s offer document regarding the offer to the shareholders in Aspire Global plc

” Aspire Global has clearly established itself as a leading iGaming supplier in regulated markets.” Tsachi Maimon, CEO

We have a continued strong business momentum and the quarterly performance once again demonstrates the strengths of our offering and the capabilities of our highly motivated team. Aspire Global has set new records in the quarter with revenues of €46.3 million and EBITDA of €8.2 million. I´m especially proud to see the progress we have made in the quarter in North America as well as in regulated European markets by adding tier 1-operators to our client list and being awarded additional certifications. Aspire Global has clearly established itself as a leading iGaming supplier in regulated markets.

Today, after the divestment of the B2C segment in December 2021, Aspire Global is a clearly focused B2B company. It should be noted, that the numbers we provide in this report have been calculated on a discontinued basis and the divested B2C operation is reported as a B2B partner and also based on proforma basis for the comparison period according to the agreed commercial terms. We hope this transparency will help to increase the understanding of the development of our B2B operation.

STRONG COMBINATION WITH NEOGAMES

A key event in the quarter is of course the offer by NeoGames to Aspire Global’s shareholders. Aspire Global’s entire operations will form a new iGaming division within NeoGames. Together, our companies will generate significant long-term value by creating synergies and capitalizing on the key strengths of the entities by positioning them for expansion in both new and existing markets. We look forward to being a part of NeoGames and I’m very excited about our promising growth opportunities in this new strong business combination.

With a revenue growth of 31.7% in the quarter, driven by the strong business momentum, we have further strengthened our market position. In the quarter, Aspire Global has made significant progress in key targeted markets by signing partnership agreements with tier 1 operators and entering new regulated markets. This is a confirmation that our growth strategy is effective.

With a total of five deals signed for our Core platform (PAM) in the period, we have gained clear proof that new tier 1 operators are choosing Aspire Global’s full suite of products covering the PAM, games, sports and managed services. Our complete offering is now licensed in the Netherlands and already in the first quarter, we signed three deals with tier 1 operators for their Dutch rollout. The two other turnkey platform deals relate to the newly regulated German market and the overall .com-market.

READY FOR BROAD NORTH AMERICAN LAUNCH

Aspire Global has also made key progress in North America by obtaining the Gaming Labs International certification standard, GLI, for our offering. This enables us to launch our platform, sportsbook and managed services to the US and Canadian markets. We are now in a strong position to establish Aspire Global as a leading iGaming provider also in North America.

It is worth mentioning that Aspire Global is already established in North America through Pariplay, the leading content and aggregator provider, whose games are licensed in Michigan, New Jersey, West Virginia and Ontario. Pariplay has recently signed a number of deals in the US with operators or distributors such as Rush Street Interactive (RSI), Golden Nugget Online Gaming, Inc., PlayUp Group, Amelco, BetMGM and GAN. Pariplay is live with BetMGM as of March 2022 and excited by the opportunities the two parties have identified.

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Pariplay will also together with NeoPollard Interactive LLC offer a wealth of gaming content on Play Alberta, the only regulated gambling website in Canadian Alberta. In total, Pariplay signed 17 new customers in the quarter, among all with operators in our targeted markets in North America and Latin America, an impressive advancement. Pariplay reported revenue growth of 39.0% in the quarter.

BtoBet, our proprietary sportsbook provider, also made significant progress in the quarter by being awarded certification in Denmark along with the GLI-certification for the North American market. In the quarter, BtoBet reported revenue growth of 88.3% and five new brands were launched on BtoBet’s sportsbook platform.

SAFEGUARDING OUR EMPLOYEES IN UKRAINE

With 118 employees in Kiev in Ukraine, the war has come very close to us. Our Ukrainian employees have all been part of our team for a long time and we have fortunately been able to ensure their and their families' safety. In the quarter, we chose to terminate our contract with the National Russian Lottery’s operator Sports Lotteries LLC. The contract was announced in October 2020 and the termination have had immediate effect.

NEXT STEPS

Aspire Global was introduced on Nasdaq First North Growth Market in July 2017 and the offer by NeoGames proves the value the company has created over these four and half years. NeoGames’ bid of SEK 111 per share means that Aspire Global’s share has increased by 270% since the introduction on Nasdaq First North Growth Market. The offer by NeoGames, a technology-driven provider of end-to-end iLottery solutions, is a natural step for Aspire Global and a strategic fit.

Aspire Global is today clearly positioned as a leading iGaming supplier in regulated markets. As part of the NeoGame’s Group, Aspire Global will continue to take advantage of its key strengths. Beside the cutting-edge, technology advanced offering, and skilled teams, Aspire Global’s foremost asset is the long-term commitment to its partners. On top of our agenda is always the success of our partners and our ability to support in the fulfilment of their potential. Through our strong partnerships with leading operators and distributors, we will continue to build long-term value.

Tsachi Maimon
CEO

Numbers in the graphs comprises of the previous B2B segment on a pro-forma basis.

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FINANCIAL PERFORMANCE GROUP
FIRST QUARTER

REVENUES
Revenues increased by 31.7% to €46.3million (35.2) from Q1 2021.

All segments showed good growth from Q1 2021. Segment Aspire Core, the platform and managed services business, grew by 24.8% to €34.0 million and segment Aggregation and Games -Pariplay by 39% to €9.0 million. Segment Sports - BtoBet grew by 88.3% to €4.4 million.

The revenue growth is reflecting a continued good business momentum in both the casino and sports verticals in existing markets as well as the geographic expansion to new regulated markets, mainly in the Americas and Europe. Commencing December 2021, revenues from the divested B2C brands, are recorded as B2B partner revenues on a “net royalties” basis.

GEOGRAPHIC DEVELOPMENT
Income from the Nordics increased by 14.8% to €2.9 million (2.6) while UK and Ireland increased by 101.6% to €21.3 million (10.6), driven by good development in all segments. Rest of Europe decreased by 21.7% to €13.2 million (16.9), mainly impacted by new regulations in certain European countries. Revenues from rest of the world increased by 72.2% to €8.8 million (5.1), reflecting the Group's expansion in the Americas and Africa.

OPERATING EXPENSES
Distribution expenses in the quarter increased by 30.2% to €29.4 million (22.6), following the increase in revenues.

Administrative expenses increased by 63.1% to €7.6 million (4.7), mostly attributed to increase in headcount and in addition, part of the increase is attributed to legal and consultancy fees in connection with the proposed transaction by NeoGames.

Gaming duties and EU-VAT increased by 11.1% to €1.1 million (1.0) from Q1 2021, constituting 2.3% (2.8%) of total revenues .

EBITDA
EBITDA increased by 18.7% to €8.2 million (6.9) from Q1 2021 and the EBITDA margin amounted to 17.8% (19.7%). The EBITDA margin should be viewed in the light of Aspire Global’s strategy to operate in locally regulated, taxed markets.

EBIT
Amortization and depreciation increased by 30.8% to €2.7 million (2.0) in the quarter, mainly due to the increase related to the amortization of capitalized development costs related to proprietary technology assets of €1,370 thousand (1,000). EBIT also includes effects of €303 thousand (344) related to the lease expenses treatment in accordance with IFRS 16 and €497 thousand related to amortization of IP and customer relationship base acquired in the business combinations of Pariplay and BtoBet.

	FIRST QUARTER
FINANCIAL NET
Interest income and foreign currency exchange differences with respect to funding to a related group decreased during the quarter to €1,589 thousand (1,308), driven by the change in the discounted cash flow of repayments in connection with the funding transactions with a related group net of exchange rate fluctuations of EUR against the USD. The capital notes and loan to the related group have been fully repaid by the end of Q1 2022.

€ thousand	2022	2021	Change
Nordics	3.0	2.6	+14.8%
UK and Ireland	21.3	10.6	+101.6%
Rest of Europe	13.2	16.9	-21.7%
Rest of world	8.8	5.1	+72.2%

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Net finance income and expenses decreased to     €-440 thousand (-1,043) in the quarter. The change was primarily driven by currency exchange rate differences resulting from the repayment of a loan granted to an associated company.

NET INCOME AND EPS
Net income before company’s share in the results of associated companies increased by 31.6% to €6.1 million in the quarter. The company’s share in the results of associated companies amounted to €-1,368 thousand (-111) in the period.

Income taxes increased to €-570 thousand (-492).

Earnings per share for the period amounted to €0.10 (0.10).

CASH FLOW
Cash flow from operating activities amounted to €7.2 million (5.3) in the quarter mainly attributed to the good business momentum. Net cash generated from investing activity amounted to 13.8 million (-2.2) mainly attributed to the continued investment in our proprietary technology in addition to a to the repayment of the loan from a related group, offset by a loan to an associated company.

Cash flow used from financing activities amounted to -1.5 million (9.9) mainly related to a loan received from shareholders on Q1 2021, and partial repayment of the loan in Q1 2022.

SHARE-BASED INCENTIVE PROGRAMS
During Q1 2022, the Board approved certain employees' exercise of options to purchase 79,461 shares under the 2007 and 2017 share options schemes.

CONTINUED OPERATIONS
€ million, unless other stated	FIRST QUARTER		FULL YEAR
	2022	2021	2021
Revenues	46.3	35.1	158.3

EBITDA	8.2	6.9	30.4
Aspire Core	4.6	4.4	19.8
Aggregation and Games - Pariplay	2.3	1.8	8.3
Sports - BtoBet	1.4	0.7	2.4
EBITDA margin, %	17.8	19.7	19.2
Aspire Core, %	13.4	16.1	16.4
Aggregation and Games - Pariplay, %	25.4	28.3	27.5
Sports – BtoBet, %	30.8	30.2	20.6

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SEGMENT ASPIRE CORE

In the quarter, Aspire Core’s revenues increased by 24.8% to €34.0 million (27.2) from Q1 2021. EBITDA amounted to €4.6 million (4.4) with an EBITDA margin of 13.4% (16.1%).

The enhancements of the Aspire Core platform in the past quarters with among all the new CRM system AspireEngage continued to positively impact operational processes as well as the user experience. The platform and its related managed services constitute a strong, competitive offering.

In January, the platform (PAM) received certification in the Netherlands and a deal was signed with leading Irish and UK online operator BoyleSports for their upcoming launch in the Netherlands. The agreement covers Aspire Global’s platform solution including managed services. BoyleSports is also Ireland's largest independent retail bookmaker with over 320 retail branches throughout Ireland and the UK.

In February, an agreement was signed where Aspire Global provides its full turnkey platform solution including managed services to the leading esports wagering company WIN Group. The agreement includes the migration of WIN Group’s existing esports site to Aspire Global’s Core Platform (PAM). In February, another key deal was signed to provide ITSP Services in Germany the turnkey platform and betting solution.

In March, Aspire Global obtained the Gaming Labs International “Interactive-Gaming-Systems” certification standard, GLI-19. This certification enables Aspire Global to launch its platform and managed services in the US and Canadian markets.

In the quarter one new brand was launched on the Aspire Core platform. At the end of the period 98 brands and 41 partners operated on Aspire Global’s platform.

SEGMENT SPORTS – BTOBET

In the quarter, BtoBet’s revenues increased by 88.3% to €4.4 million (2.4) from Q1 2021. EBITDA amounted to €1.4 million (0.7) with an EBITDA margin of 30.8% (30.2%).

In January 2022, BtoBet’s sportsbook received certification in Denmark and went live with Esports Technologies’ Karamba in April 2022. In April 2022, BtoBet also obtained the Gaming Labs International “Events Wagering System” certification standard GLI-33.

Q1 to Q3 2020 numbers are based on unreviewed management accounts.

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SEGMENT AGGREGATION AND GAMES - PARIPLAY

In the quarter, Pariplay’s revenues increased by 39% to €9.0 million (6.5) from Q1 2021. EBITDA grew to €2.3 million (1.8) and the EBITDA margin amounted to 25.4% (28.3%).

Pariplay continued to demonstrate its strength with 17 new operator deals in Q1 2022. One of Pariplay’s objectives is to expand its footprint in regulated markets and the company made significant progress also in this the quarter in executing its growth strategy.

In January, Pariplay received a provisional license in Michigan which marked its third license in the US after New Jersey and West Virginia. Shortly after, Pariplay announced a deal with leading US operator Golden Nugget. Pariplay’s complete Fusion™ aggregation solution will go live across New Jersey, West Virginia and Michigan through Golden Nugget’s major brand, pending legislation and regulatory approvals. In January Pariplay also announced its collaboration with NeoPollard Interactive LLC, to offer a wealth of gaming content on Play Alberta. Play Alberta is the province’s only regulated online gambling website – which is operated and regulated by Alberta Gaming, Liquor and Cannabis (“AGLC”). In March, Pariplay took another major step in its North American expansion with the awarding of a license in the Canadian state of Ontario.

In the quarter Pariplay signed ten new content vendors and launched two new content vendors to its leading aggregation platform, FusionTM. At the end of the quarter Pariplay had in total 67 live vendors and offered over 12,000 games from third parties. In addition, Pariplay is promoting its Ignite program which is a flexible turnkey development framework for game developers to develop and deploy globally through Aspire Global’s comprehensive set of iGaming licenses, ensuring maximum coverage immediately on launch, leveraging its FusionTM global regulated network and proven technologies. At the end of the quarter Pariplay had eight game developers registered under this program.

In Q1 2022 Pariplay’s game studio, Wizard games, launched six new proprietary games. At the end of the period, Pariplay offered 143 proprietary games.

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OTHER INFORMATION

PUBLIC TENDER OFFER BY NEOGAMES S.A.
On 17 January 2022, a public tender offer was made by NeoGames to the shareholders of Aspire Global to tender all their shares in the Company to NeoGames for a consideration consisting of a combination of cash and newly issued shares in NeoGames in the form of Swedish depository receipts. The shares in NeoGames are admitted to trading in the United States on the Nasdaq Stock Exchange, Global Market tier. Aspire Global’s main shareholders, who in aggregate own shares corresponding to 66.96% of all shares and votes in Aspire Global, have entered into irrevocable undertakings that enable the other shareholders in Aspire Global to tender their shares to NeoGames and receive 100% cash consideration corresponding to SEK 111.00 per share tendered in Aspire Global representing a premium of 41.40 percent compared to the closing price on 17 January 2022 of SEK 78.50 for Aspire Global’s share. The offer values each share in Aspire Global to SEK 91.03, corresponding to a total value of the offer for all shares in the company to approximately SEK 4,322 million. The Bid Committee of Aspire Global unanimously recommends the shareholders of Aspire Global to accept the full cash consideration alternative of SEK 111.00 per Aspire Global share, which is part of NeoGames’ public tender offer.

The statement by Aspire Global’s Bid Committee can be found on this web page. NeoGames’ public tender offer can be found on this web page.

DIVESTMENT OF THE B2C SEGMENT
On 1 December 2021, Aspire Global divested its B2C segment to the US-based Group Esports Technologies, Inc. (Nasdaq: EBET). The divestment followed Aspire Global’s review of the B2C segment that was announced in March 2021. The consideration sums up to about €65 million. The transaction also includes a four-year platform and managed services agreement with an estimated gross value of €70 million. The consideration consisted of €50 million in cash, €10 million in a promissory note and €5 million in common stock in the listed entity of Esports Technologies. The platform and managed services agreement consists of royalties related to the use of Aspire Global’s platform and related services during the coming four years. The estimated value of the royalties is based on the present performance and might change in the coming years.

RELATED PARTIES
During Q1 2022 Aspire Global’s share in the results of related companies was €-1,368 thousand (-111). For more information on related party transactions see Note 7 “Investments and loans" in the current interim report and Note 21 "Related parties” in the Annual Report.

EMPLOYEES
As of 31 March 2022, the number of employees was 591 (496), of which  276 (175) women.

EXTRAORDINARY GENERAL MEETING
An Extraordinary General Meeting will be held remotely on 11 May 2022. The notice is available on https://www.aspireglobal.com/notice-of-extraordinary-general-meeting-of-aspire-global-plc/.

ANNUAL GENERAL MEETING 2022
The Annual General Meeting 2022 will be held on 30 June 2022. Time and place will be announced later.

SUSTAINABILITY
Sustainability is integrated in Aspire Global's business strategy through four focus areas that monitor progress and set out targets to build a sustainable business, ensuring the well-being of all stakeholders. The company publishes an annual standalone sustainability report, which is an essential part of being transparent on KPIs and the progress. Aspire Global’s four focus areas are: Environment, Safe User Experience, People, and Safe Digital Environment.

In Q1, Aspire Global launched its official sustainability webpages on www.aspireglobal.com, containing all info on the company’s sustainability strategy and execution in an interactive way. Aspire Global further strengthened its academic partnership with Bournemouth University, by participation in the Work Package 2 project, focused on reviewing and creating responsible gambling messages. Aspire Global stands for diversity & inclusivity all-year-round, and Q1 was a highlight in terms of expressing it in different initiatives around International Women’s month, with theme ‘Break the Bias’.

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RISKS AND UNCERTAINTIES
In March 2022, Aspire Global terminated its only Russian contract. The contract with the Russian National Lottery’s operators Sports Lotteries LLC was terminated due to different view of the business. The contract was announced in October 2020 and the termination had immediate effect. The termination will not have any impact on Aspire Global’s income and earnings in 2022. Aspire Global has 118 employees in Kiev in Ukraine. The operation has not been impacted by the war in Ukraine in Q1 2022.

For more information about risks and uncertainties, please see Aspire Global’s Annual report 2020, section “Risk assessment” as well as Note 23 “Financial instruments and risk management”.

ACCOUNTING POLICIES
The interim condensed consolidated financial information ("Interim Financial Information") of the Group has been prepared in accordance with International Accounting Standard 34 ‘Interim Financial Reporting’ as adopted by the EU ("IAS 34").

The Interim Financial Information has been prepared on the basis of the accounting policies adopted in the company’s audited consolidated financial statements for the years ended 31 December 2020 and 2019 ("Annual Financial Statements"), which are prepared in accordance with International Financial Reporting Standards as adopted by the EU. This Interim Financial Information should be read in conjunction with the Annual Financial Statements, see Note 2 “Accounting principles” in the Annual Report 2020.

The Interim Financial Information is unaudited, does not constitute statutory accounts and does not contain all the information and footnotes required by accounting principles generally accepted under International Financial Reporting Standards for annual financial statements.

SHAREHOLDER DATA
A list of the largest shareholders is available on the company’s website.

FINANCIAL CALENDAR
Annual report                          31 May 2022
Six-month report 2022          18 August 2022
Nine-month period 2022       3 November 2022
Year-end report 2022             16 February 2023

WEBCASTED PRESENTATION OF Q4 RESULTS
CEO Tsachi Maimon and CFO Motti Gil are presenting the Q1 2022 results on 4 May, 09:00am CEST, at https://tv.streamfabriken.com/aspire-global-q1-2022. There is an opportunity to ask questions during the presentation via the chat or by calling in using the dial-in numbers:

Sweden: +46 8 566 427 04
UK: +44 3333 009 266
USA: +16467224957

The presentation material will also be available on Aspire Global’s website https://www.aspireglobal.com/investors/.

FOR MORE INFORMATION, PLEASE CONTACT
Tsachi Maimon, CEO, tel +346-36452458, email investors@aspireglobal.com
Motti Gil, CFO, tel +356-99240646, email investors@aspireglobal.com

This is information that Aspire Global is obliged to make public pursuant to the EU Market Abuse Regulation (MAR). The information was submitted for publication by the contact person above at 8.00am CEST on 4 May 2022.

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INTERIM REPORT ASSURANCE

The Board of directors and the CEO assures that the interim report for the first quarter gives a fair overview of the company’s operations, position and result of operations, and describes the significant risks and uncertainties facing the company and the companies included in the Group.

Stockholm 4 May 2022

Carl Klingberg Chairman

Aharon Aran Board member	Fredrik Burvall Board member
Tsachi Maimon CEO	Barak Matalon Board member

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CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
	FIRST QUARTER			FULL YEAR
€’000, Q1 interim 2022 and 2021 unaudited, 2021 full year unaudited	2022	2021**	2021***	2021**	2021***
Revenues (including EU VAT)	46,320	35,161	37,046	158,319	166,533
EU VAT	-12	-416	-416	-870	-870
Net revenues	46,308	34,745	36,630	157,449	165,663

Distribution expenses	-29,433	-22,613	-24,498	-102,519	-110,733
Gaming duties	-1,064	-552	-552	-4,552	-4,552
Administrative expenses	-7,586	-4,650	-4,650	-19,992	-19,992
	-38,083	-27,815	-29,700	-127,063	-135,277

EBITDA	8,225	6,930	6,930	30,386	30,386

Amortization and depreciation	-2,667	-2,039	-2,039	-8,746	-8,746
Operating income	5,558	4,891	4,891	21,640	21,640

Interest income and foreign currency exchange differences with respect to funding to related group	1,589	1,308	1,308	4,331	4,331
Finance income	47	79	79	335	335
Finance expenses	-487	-1,122	-1,122	-4,460	-4,460
Income before income taxes	6,707	5,156	5,156	21,846	21,846

Income taxes	-570	-492	-492	-2,016	-2,016
Net income before Company share in the results of associated companies	6,137	4,664	4,664	19,830	19,830

Company share in the losses of associated companies	-1,368	-111	-111	-1,573	-1,573
Net income from continuing operations	4,769	4,553	4,553	18,257	18,257

Capital gain and discontinued operations	-	1,437	-	59,186	-
Net income	4,769	5,990	4,553	77,443	18,257
Net income attributable to:

Equity holders of the Company	4,769	5,990	4,553	77,443	18,257
Non-controlling interests	*	*	*	*	*
Other comprehensive loss Items that will not be reclassified subsequently to profit or loss: Loss on investment in EBET designated as at FVTOCI	-2,706	-	-	-1,159	-1,159
Total comprehensive income	2,063	-	-	76,284	17,098
Comprehensive income attributable to:
Equity holders of the Company	2,063	-	-	76,284	17,098
Non-controlling interests	*	*	*	*	*

Net income per share from continuing operations, €:
Basic	0.10	0.10	0.10	0.39	0.39
Diluted	0.10	0.10	0.10	0.39	0.39
Earnings per share from continuing and discontinuing operations, €:
Basic	0.10	0.13	0.10	1.67	0.39
Diluted	0.10	0.13	0.10	1.65	0.39
*Less than €500. ** B2C as discontinued operations *** Proforma – Karamba royalties included in revenues

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CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
€’000, Q1 interim 2022 and 2021 unaudited, 2021 full year unaudited	31 MAR 2022	31 MAR 2021	31 DEC 2021
ASSETS
NON-CURRENT ASSETS
Goodwill	34,475	29,480	34,475
Intangible assets	43,183	38,969	42,215
Right-of-use assets	1,040	2,117	1,269
Property and equipment	1,543	1,293	1,508
Capital notes and accrued interests*	5,384	-	5,144
Investments and loans – associated companies (Note 7)	4,133	3,226	3,002
Capital notes and accrued interests due from a related group	-	-	-
Deferred income taxes	51	47	41
	89,809	75,132	87,654

CURRENT ASSETS
Trade receivables	21,272	13,581	18,048
Other receivables	6,129	5,793	7,452
Income taxes receivables	10,246	11,550	9,518
Investment in EBET	1,135	-	3,841
Capital notes and accrued interests due from a related group	-	15,787	18,669
Restricted cash	119	320	108
Cash and cash equivalents	83,159	41,774	63,651
	122,060	88,805	121,287
Total assets	211,869	163,937	208,941

EQUITY AND LIABILITIES

EQUITY ATTRIBUTABLE TO THE EQUITY HOLDERS OF THE COMPANY
Share capital and premium	7,418	6,809	7,222
Share based payment reserve	1,700	1,389	1,465
Investment revaluation reserve (EBET)	-3,865	-	-1,159
Reserve with respect to funding transactions with a related group	-15,371	-15,371	-15,371
Retained earnings*	137,087	60,865	132,318
Total equity attributable to the equity holders of the Company	126,969	53,692	124,475
Non-controlling interests	1,152	485	994
	128,121	54,177	125,469
NON-CURRENT LIABILITIES
Employee benefits, net	574	473	513
Lease liabilities	359	753	383
Shareholders Loans	-	10,373	-
Contingent consideration on business combination	25,120	18,517	24,693
	26,053	30,116	25,589
CURRENT LIABILITIES
Client liabilities	5,580	6,315	5,024
Trade and other payables	25,198	24,124	25,005
Lease liabilities	743	1,447	914
Senior secured bonds and interest payable	-	27,992	-
Contingent consideration	-	431	-
Deferred payment on business combination	-	4,817	-
Related group payables	539	304	1,303
Shareholders’ loans	10,311	10	11,276
Income taxes payable	15,324	14,204	14,361
	57,695	79,644	57,883
Total equity and liabilities	211,869	163,937	208,941
*Update to evaluate fair value of the capital note

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CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Equity attributable to the equity holders of the Company €’000 (unaudited)	Share capital and premium	Share based payments reserve	Investment revaluation reserve (EBET)	Reserve with respect to funding transactions with related groups	Retained earnings	Total attributable to the equity holders of the Company	Non-controlling interests	Total equity

FIRST QUARTER 2022
Balance 1 January 2022	7,222	1,465	-1,159	-15,371	132,318	124,475	994	125,469
Comprehensive income (loss)	-	-	-2,706	-	4,769	2,063	*	2,063
Exercise of stock options	196	-38	-	-	-	158	-	158
Employee stock option scheme	-	273	-	-	-	273	158	431
Balance 31 March 2022	7,418	1,700	-3,865	-15,371	137,087	126,969	1,152	128,121
FIRST QUARTER 2021
Balance 1 January 2021	6,776	1,341	-	-15,371	54,875	47,621	318	47,939
Comprehensive income (loss)	-	-	-	-	5,990	5,990	-	5,990
Exercise of stock options	33	-2	-	-	-	31	-	31
Employee stock option scheme	-	50	-	-	-	50	167	217
Balance 31 March 2021	6,809	1,389	-	-15,371	60,865	53,692	485	54,177
FULL YEAR 2021
Balance 1 January 2021 (unaudited)	6,776	1,341	-	-15,371	54,875	47,621	318	47,939
Comprehensive income (loss)	-	-	-1,159	-	77,443	76,284	*	76,284
Exercise of stock options	446	-88	-	-	-	358	-	358
Employee stock option scheme	-	212	-	-	-	212	676	888
Balance 31 December 2021	7,222	1,465	-1,159	-15,371	132,318	124,475	994	125,469
* Less than €500.

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CONSOLIDATED STATEMENTS OF
CASH FLOW
€’000, interim 2022 and 2021 unaudited, 2021 full year unaudited	FIRST QUARTER		FULL YEAR
	2022	2021	2021
CASH FLOW FROM OPERATING ACTIVITIES:
Income before income taxes	6,707	6,668*	26,375*

Adjustment for:
Amortization and depreciation	2,668	2,039	8,746
Employee stock option scheme expenses	431	217	888
Finance expense with respect to Senior secured bonds	-	545	551
Interest paid	-127	-531	-1,713
Interest expense and foreign currency exchange differences with respect to lease liabilities	112	50	185
Interest income respect to funding capital note	-240	-	-83
Interest income and foreign currency exchanges differences with respect to funding to a related group	-1,589	-1,308	-4,331
Finance expenses with respect to contingent consideration and deferred payment on business combination	427	335	882
Finance expenses and foreign currency exchanges differences with respect to shareholders loans	367	127	1,613
Interest received	574	46	188
Increase in trade receivables	-3,224	-402	-4,869
Decrease (Increase) in restricted cash	-11	-1	211
Decrease (Increase) in other receivables	1,323	-2,797	-4,454
Increase (Decrease) in a related group’s receivables and payables	-764	226	1,225
Increase in income taxes payable net of income taxes receivables	-311	76	-318
Increase (Decrease) in trade and other payables	193	-40	408
Increase (Decrease) in loans with respect to leasehold improvements	45	-3	130
Increase (Decrease) in client liabilities	556	341	-950
Increase in employee benefits, net	61	31	71
	7,198	5,619	24,755
Income taxes paid, net	-34	-297	-1,483
Net cash generated from operating activities	7,164	5,322	23,272

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-408	-166	-929
Investment and purchase of intangible assets	-2,960	-1,984	-10,303
Net cash received from discontinued operations	-	-	47,355
Repayment of related group capital note	19,684	-	-
Net cash paid with respect to business combination	-	-	-4,614
Investments and loans – associated companies	-2,500	-	-1,240
Net cash generated from (used in) investing activities	13,816	-2,150	30,269

CASH FLOW FROM FINANCING ACTIVITIES
Repayment of lease liability	-253	-358	-1,538
Repayment of loans with respect to leasehold improvements	-45	-37	-170
Shareholders' loans received	-1,332	10,256	10,256
Repayment of corporate bonds	-	-	-27,506
Exercise of stock options	158	31	358
Net cash generated from (used in) in financing activities	-1,472	9,892	-18,600

Net increase (Decrease) in cash and cash equivalents	19,508	13,064	34,941
Cash and cash equivalents at the beginning of the period	63,651	28,710	28,710
Cash and cash equivalents at the end of the period	83,159	41,774	63,651
*Net income excluding continuing and discontinued income taxes and share in results of associated companies

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NOTES TO THE CONSOLIDATED
FINANCIAL STATEMENTS

NOTE 1 – GENERAL
Aspire Global plc (the "Company") was incorporated in Gibraltar on 17 December 2003. On 9 May 2017 the Company re-domiciled to Malta. Since 11 July 2017 the Company's shares are traded on Nasdaq First North Premier Growth Market in Stockholm, Sweden, under the ticker ”ASPIRE”.

On 9 October 2020, the Company completed the acquisition of BtoBet Ltd, a leading B2B sportsbook and technology provider.

The Company together with its subsidiaries (the "Group") is a leading supplier which offers a solution for iGaming operators. The Group provides an advanced solution combining a robust platform, interactive games, aggregation platform, sportsbook and a set of comprehensive managed services. Gaming operators, affiliates and media companies benefit from flexible cross-platform solutions that include fully managed operations and customized integrations of a vast games offering.

The Group continues to carefully monitor the development of the Covid-19 virus across the world. Pro-active measures were taken early 2020 to reduce the health risks for the staff and to ensure business continuity.

On 1 December 2021, the Company divested its B2C segment to Esports Technologies, Inc. and Esports Product Technologies Malta Ltd. (together "Esports"). The transaction also includes a four-year platform and managed services agreement with an estimated gross value of €70 million, based on present volumes.

NOTE 2 – BASIS FOR PREPARATION
The interim condensed consolidated financial information ("Interim Financial Information") of the Group has been prepared in accordance with International Accounting Standard 34 ‘Interim Financial Reporting’ as adopted by the EU ("IAS 34").

The Interim Financial Information has been prepared on the basis of the accounting policies adopted in the Group’s audited consolidated financial statements for the year ended 31 December 2020 ("Annual Financial Statements"), which were prepared in accordance with International Financial Reporting Standards as adopted by the EU. They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS Standards. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group's financial position and performance since the last annual financial statements.

The Interim Financial Information is unaudited, does not constitute statutory accounts and does not contain all the information and footnotes required by accounting principles generally accepted under International Financial Reporting Standards for annual financial statements.

All significant judgements and estimates used by the Group remain unchanged from the previous audited annual report and all valuation techniques and unobservable inputs remain unchanged.

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NOTE 3 – DISCONTINUED OPERATIONS

In accordance with IFRS 5, the B2C financial results are reported as discontinued operations in the Company financial statements for the first quarter of 2021 and for year ended 31 December 2021.

On 1 December 2021, the Company divested its B2C segment to Esports Technologies, Inc. and Esports Product Technologies Malta Ltd. (together "Esports"). The consideration sums up to about €65 million, consisting of €50 million in cash, €10 million in a promissory note and €5 million in common stock in the listed entity of Esports Technologies. The cash consideration received of €47.36 million is net of transaction costs.

The following is the breakdown of the results from discontinued operations for the quarter ended 31 March 2021 and for the year ended December 2021:

	B2C DISCONTINUED
UNAUDITED	FIRST QUARTER	FULL YEAR
€’000, interim and annual 2021 unaudited	2021	2021

Revenues (including EU VAT)	15,743	66,854
EU VAT	-1,118	-2,241
Net revenues	14,625	64,613

Distribution expenses	-10,957	-44,600
Gaming duties	-1,048	-11,379
Administrative expenses	-992	-4,016
	-12,997	-59,995

EBITDA	1,628	4,618

Amortization and depreciation	-	-
Operating income	1,628	4,618

Finance expenses	-115	-88
Income before income taxes	1,513	4,530

Income taxes	76	-227
Gain from B2C divestment net	-	54,883
Net income and comprehensive income	1,437	59,186

Net income and total comprehensive income attributable to Equity holders of the Company	1,437	59,186

Net cash inflow/(outflow) from:
operating activities	1,437	4,303
investing activities	-	47,355
financing activities	-	-

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NOTE 4 – SEGMENT INFORMATION

Segmental results are reported in a manner consistent with the internal reporting provided to management.
The operating segments identified are:

−	Business to Business (“B2B”)
•	B2B Core
•	B2B Games (Pariplay)
•	B2B Sports (BtoBet)

Management assesses the performance of operating segments based on revenues and segment results.

Segment results contain revenues net of distribution expenses gaming duties and administrative expenses.

FIRST QUARTER 2022
	B2B
€’000, unaudited	Core	Games	Sports	Elimination	Total
Revenues (including EU VAT)	33,966	8,019	4,335	-	46,320
Revenues (inter-segment)	-	1,026	100	(1,126)	-
EU VAT	(12)	-	-	-	(12)
Net revenues	33,954	9,045	4,435	(1,126)	46,308
Expenses	(29,397)	(6,744)	(3,068)	1,126	(38,083)
EBITDA	4,557	2,301	1,367	-	8,225

UNALLOCATED EXPENSES:
Amortization and depreciation					(2,667)
Operating income					5,558

Interest income and foreign currency exchange differences with respect to funding to a related group					1,589
Finance income					47
Finance expenses					(487)
Income before income taxes					6,707

FIRST QUARTER 2021
	B2B
€’000, unaudited	Core	Games	Sports	Elimination	Total
Revenues (including EU VAT)	27,217	5,589	2,355	-	35,161
Revenues (inter-segment)	-	917	-	(917)	-
EU VAT	(416)	-	-	-	(416)
Net revenues	26,801	6,506	2,355	(917)	34,745
Expenses	(22,423)	(4,665)	(1,644)	917	(27,815)
EBITDA	4,378	1,841	711	-	6,930

UNALLOCATED EXPENSES:
Amortization and depreciation	(2,039)
Operating income	4,891

Interest income and foreign currency exchange differences with respect to funding to a related group	1,308
Finance income	79
Finance expenses	(1,122)
Income before income taxes	5,156

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FULL YEAR 2021
	B2B
€’000, unaudited	Core	Games	Sports	Elimination	Total
Revenues (including EU VAT)	120,892	26,136	11,291	-	158,319
Revenues (inter-segment)	-	3,868	56	(3,924)	-
EU VAT	(870)	-	-	-	(870)
Net revenues	120,022	30,004	11,347	(3,924)	157,449
Expenses	(100,229)	(21,747)	(9,011)	3,924	(127,063)
EBITDA	19,793	8,257	2,336	-	30,386

UNALLOCATED EXPENSES:
Amortization and depreciation					(8,746)
Operating income					21,640

Interest income and foreign currency exchange differences with respect to funding to a related group					4,331
Finance income					335
Finance expenses					(4,460)
Income before income taxes					21,846

NOTE 5 – SHARE BASED PAYMENT
During the first quarter of 2022, the Board of Directors of the Company, approved an exercise of options to purchase 79,461 shares. The exercise price consideration received for the shares amounted to €158 thousand.

NOTE 6 – RELATED PARTIES AND OTHER
A.	The consulting fees in the three-month periods ended 31 March 2022 and 2021 amounted to €37 and €34 thousand respectively.

B.
During March 2021, the Company’s major shareholders funded the company with a Euribor + 7% interest-bearing, €10.3 million bridge loan to fulfil the repayment of the bonds due in April 2021. The funds have been fully repaid during April 2022.

C.	Capital note and accrued interest:

€’000, interim 2022 and 2021 unaudited, 2021 year-end unaudited	31 MARCH	31 MARCH	31 DECEMBER 2021
	2022	2021
Principal amount[1,2]	-	18,556	19,295
Balance	-	15,787	18,668
Contractual interest rate, %	-	1	1
Effective interest rate, %	-	20	20

[1] Promissory note repayment date is March 31, 2022. [2] On March 31, 2022 the related group (NeoGames S.A.) has repaid in full to the Company the capital note.

D. Other transactions:

€’000, interim 2022 and 2021 unaudited, 2021 year-end unaudited	FIRST QUARTER		FULL YEAR 2021
	2022	2021
Development services capitalized as an intangible asset	300	351	1,128
Research and development services within administrative expenses	82	48	236
Reimbursement of certain administrative expenses	-16	-17	-77
Reimbursement of related expenses	-207	-193	-682
Rental income	-163	-160	-674

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NOTE 7 – INVESTMENTS AND LOANS

€’000, interim 2022 and 2021 unaudited, 2021 year-end unaudited	31 MARCH 2022	31 MARCH 2021	31 DEC 2021
Minotauro
Investment and loans	347	1,432	1,432
Loans’ accrued interest less the Group’s share in accumulated results	-	-958	-1,085
	347	474	347
Market Play
Investment	1,079	3,528	3,528
loans	2,500	-	-
The Group’s share in accumulated results	-1,377	-2,113	-2,449
	2,202	1,415	1,079
NEG Group
Investment	2,000	2,000	2,000
The Group’s share in accumulated results	-2,000	-992	-2,000
	-	1,008	-
Vips Holdings
Investment	750	750	750
The Group’s share in accumulated results	-750	-421	-750
	-	329	-
END2END
Investment	1,576	-	1,576
The Group’s share in accumulated results	8	-	-
	1,584	-	1,576
Total	4,133	3,226	3,002

NOTE 8 – EARNINGS PER SHARE

	FIRST QUARTER		FULL YEAR
€’000, interim 2022 and 2021 unaudited, 2021 full year unaudited	2022	2021*	2021*
Basic and diluted earnings per share:
Net income attributable to equity holders of the company	4,769	4,553	18,257
Weighted average number of issued ordinary shares	46,654,452	46,457,277	46,501,126
Dilutive effect of share options	782,064	484,190	546,857
Weighted average number of diluted ordinary shares	47,436,516	46,941,467	47,047,983
Basic earnings per share, €	0.10	0.10	0.39
Diluted earnings per share, €	0.10	0.10	0.39

*2021 presented B2C as discontinued operations

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DEFINITIONS

Active players	Players with activated (played) deposits during the period

Affiliate	Companies that convey advertising on the internet on behalf of various websites

Betting duties	Betting duties are excise duties on gaming. The tax is paid by anyone organizing gaming for the public or organizing games for business purposes.

Company hold	Net gaming revenues/deposits

CRM	Customers Relation Management

Earnings per share	Profit for the period divided by the average number of outstanding shares during the period

EBITDA	Earnings before interest, taxes, depreciation and amortization

EBITDA margin
EBITDA/net revenues (Note that being the license holder means Aspire Global receives payment directly from players, as oppose to a royalty from partners; which is the case for most other B2B-companies. Adjusted for these circumstances, the Company’s EBITDA margin would be much higher, meaning EBITDA-margin is not fully comparable to the EBITDA-margin of peers.)

Gaming license	Approval to operate and provide online gaming in a regulated market

Gaming transactions	Total bets on games in a certain period

Gross Gaming Revenues (GGR)	Total bets minus prizes

Jackpot	Typically, a large cash prize, accumulated of un-won prizes

LTV	Total net profit from a specific player

LTV-model	Lifetime Value Model – Statistic tool for prediction of the total future net pro t from a specific player

MGA	Malta Gaming Authority

Net Gaming Revenues	Gross gaming revenue (GGR) adjusted for bonus costs and external jackpot contributions

Partner royalties	Share of net gaming revenue (NGR) kept by Aspire Global before paying partners.

Player acquisition cost	The cost of acquiring FTDs

Regulated markets	Markets with local regulations for online gaming, limiting casinos operations to companies holding a local license

Revenue growth	Revenues (period)/Revenues (previous period)

Revenues, adjusted	Revenues adjusted for discontinued operations

Set-up-fee	A fixed set-up fee is charged immediately following the agreement to launch a new casino

Slots	Casino game with three or more reels which spin when a button is pushed. Slot machines are also known as one-armed bandits.

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ABOUT ASPIRE GLOBAL
Aspire Global is a leading B2B-provider of iGaming solutions, offering companies everything they need to operate a successful iGaming brand, covering casino and sports. The offering comprises of a robust technical platform, proprietary casino games, a proprietary sportsbook, and a game aggregator. The platform itself can be availed of exclusively or combined with a wide range of services. The Group operates in 31 regulated markets spanning Europe, America and Africa, including countries like the US, UK, Netherlands, Denmark, Portugal, Spain, Poland, Ireland, Nigeria, Colombia and Mexico. Offices are located in Malta, Israel, Bulgaria, Ukraine, North Macedonia, India, Italy and Gibraltar. Aspire Global is listed on Nasdaq First North Premier Growth Market under ASPIRE. Certified Advisor: FNCA Sweden AB, info@fnca.se, +46-8-528 00 399.

For more information, please visit www.aspireglobal.com.

ASPIRE GLOBAL’S KEY STRENGTHS

Complete offering for iGaming operators

Aspire Global provides the full range of services with a best-in-class, proprietary iGaming platform, sportsbook and a game aggregator. The iGaming platform is highly advanced and robust, and the sportsbook is the cutting-edge Neuron 3 platform. The game studio and game aggregator Pariplay offers over 200 proprietary games and a game hub with more than 12,000 games from all major suppliers. The platforms and services can be availed of exclusively or combined.

Strong customer relationships

Aspire Global serves some of the biggest names in the industry such as 888, Kindred, Betfair, Betsson, William Hill, GVC and Caliente. Aspire Global is customer centric and the strong relationships are based on Aspire Global’s unrivalled industry experience with deep knowledge of technology and marketing as well as gaming behaviour and player protection. Aspire Global has over 150 partners across Europe, the US, Latin America and Africa.

Highest quality, best-in-class entertainment

Aspire Global always strive to provide its customers with the highest quality and fast time to market. With its complete offering – covering the whole iGaming value chain – Aspire Global is in full control of the roadmap and rollout of new features. A key objective is the continuous development of proprietary games and features in order to provide unique, best-in-class entertainment.
EFFICIENT GROWTH STRATEGY
Stronger offering Aspire Global continuously seeks ways to improve the iGaming solution through product development and a broader offering.	Organic growth Accelerate the number of partners and brands without adding major overhead.	M&A Aspire Global looks actively for acquisition opportunities and new projects that could broaden the offering for players, enhance the scale benefits of the platform or accelerate growth.	Geographic expansion Aspire Global has a strong focus on regulated markets. During 2021, 75% of company revenues came from taxed, locally regulated or soon to become regulated markets.

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Aspire Global’s articles of association

1.	Interpretation

1.1.	The regulations contained in the First Schedule to the Act (the “First Schedule”) shall not apply to the Company, and the Company’s Articles of Association shall be the Articles set out hereunder.

1.2.	In these Articles (if not inconsistent with the subject or context) the words and expressions set out in the first column below shall bear the meanings set opposite to them respectively:

Act	means the Companies Act 1995, Cap.386 of the Laws of Malta
Articles	means the Articles of Association of the Company as altered from time to time
Business Online Newspaper	means the Swedish Official Gazette (Sw. Post- och Inrikes Tidningar).
Financial Markets Act	means the Financial Markets Act, Chapter 345 of the Laws of Malta
In writing	includes written or produced by any substitute for writing or partly one and partly another including printing, typewriting, lithography, photography and any other mode or modes of presenting or reproducing words in a visible and non-transitory form, including an electronic communication which is capable of being read, stored and/or printed
Memorandum	shall mean the Memorandum of Association of the Company as altered from time to time
Month	shall mean a calendar month
Office	shall mean the registered office of the Company
Officer	shall include a Director, manager and the Secretary but shall not include an auditor
Paid	shall mean paid or credited as paid
Register	shall mean the register of members of the Company pursuant to article 123 of the Act
Secretary	shall include any person appointed by the Directors to perform any of the duties of the Secretary including, but not limited to, a joint, assistant or deputy Secretary
Shareholders meeting	shall include both a General Meeting and a meeting of the holders of any class of shares of the Company
Section	Shall mean a section of these Articles
Stock Exchange	means Nasdaq First North or another multilateral trading facility or regulated market in Sweden
Transfer Office	shall mean the place where the Register is situated for the time being
Year	shall mean calendar year

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1.3.	All of the provisions of these Articles as are applicable to paid-up shares shall apply to stock, and the words “share” and “shareholder” shall be construed accordingly.

1.4.	Words denoting the singular shall include the plural and vice versa. Words denoting the masculine shall include the feminine. The word “person” includes a body of persons.

1.5.	An Extraordinary Resolution of the shareholders shall be effective for any purpose which is specified as requiring an Extraordinary Resolution in these Articles or in the Act. All other matters for which approval of the shareholders is required under any provisions of these Articles or the Act shall be approved by Ordinary Resolution.

An Extraordinary Resolution shall be effective for any purpose for which an Ordinary Resolution is required under any provisions of these Articles.

An Extraordinary Resolution is one where:

(i)	it has been taken at a general meeting of which notice specifying the intention to propose the text of the resolution as an extraordinary resolution and the principal purpose thereof has been duly given; and

(ii)	it has been passed by a member or members having the right to attend and vote at the meeting holding in the aggregate not less than seventy-five per cent (75%) in nominal value of the shares represented and entitled to vote at the meeting and at least fifty-one per cent (51%) in nominal value of all the shares entitled to vote at the meeting:

Provided that, if one of the aforesaid majorities is obtained, but not both, another meeting shall be convened within thirty days in accordance with the provisions of these Articles for the calling of meetings to take a fresh vote on the proposed resolution. At the second meeting the resolution may be passed by a member or members having the right to attend and vote at the meeting holding in the aggregate not less than seventy-five per cent (75%) in nominal value of the shares represented and entitled to vote at the meeting. However, if more than half in nominal value of all the shares having the right to vote at the meeting is represented at that meeting, a simple majority in nominal value of such shares so represented shall suffice.

(iii)	With respect to any new issue of shares or issue of warrants or convertible instruments, transfer of shares, warrants or convertible instruments which have been issued by a company within the Company group, an Extraordinary Resolution must always be adopted or approved by the general meeting of the issuing company, where:

i.	the members of the Company shall not hold pre-emption rights to subscribe pro rata to the number of shares they own; and

ii.	the persons who are, instead, entitled to subscribe for shares, warrants or convertible instruments belong to one or more of the following categories:

1.	members of the board of directors of the issuing company or another undertaking within the same group;

2.	the chief executive officer of the issuing company or another undertaking within the same group;

3.	other employees of the issuing company or another undertaking within the same group except where the issue is of shares under an option plan previously approved by an Extraordinary Resolution;

4.	a spouse or co-habitee of any person referred to in points 1–3;

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5.	a person who is under the custody of any person referred to in subsections 1–3; or

6.	a legal person over which any person referred to in points 1–5, alone or together;

7.	with any other person referred to therein, exercises a controlling influence.

1.6.	In conjunction with an issue pursuant to Section 1.5 (iii), authorisation may not be granted pursuant to Section 7 below.

1.7.	Where a company or other entity which is a subsidiary of the Company resolves upon such an issue as referred to in Section 1.5 (iii), the resolution of such other entity must also be approved by the general meeting in accordance with 1.5 (iii) by the Company.

1.8.	Where the Company or a subsidiary of the Company has issued shares, warrants or convertible instruments to another company within the same group with subscription rights, the latter company may not transfer the shares, warrants or convertible instruments to any person referred to in Section 1.5 (iii) unless an Extraordinary Resolution in accordance with Section 1.5 (iii) thereon has been adopted by the general meeting of the company.

1.9.	A resolution regarding a transfer from a subsidiary pursuant to 1.91.8 must also be approved by the general meeting of the Company if the parent company in the group by Extraordinary Resolution in accordance with Section 1.5 (iii).

1.10.	Nor may the Company or a subsidiary of the Company, in cases other than as referred to above, transfer to the Company shares in a subsidiary or warrants or convertible instruments which have been issued by the Company to any person referred to in Section 1.5 (iii) unless the transfer has been approved by the general meeting of the Company.

1.11.	Any new issue of shares or issue of warrants or convertible instruments, transfer of shares, warrants or convertible instruments in violation of Sections 1.5(iii)-1.10 are invalid.

1.12.	An Ordinary Resolution shall be taken at a general meeting and passed by a member or members having the right to attend and vote at the meeting holding, in the aggregate, shares entitling the holder or holders thereof to more than fifty per cent (50%) of the voting rights attached to shares represented and entitled to vote at the meeting.

1.13.	A general meeting may not pass any resolution which is likely to give an undue advantage to a member or another person to the detriment of the Company or other members.

SHARE CAPITAL

2.	Increase of share capital

2.1.	The Company may from time to time by Ordinary Resolution increase its capital by such sum to be divided into shares of such amounts as the resolution shall prescribe provided that the members shall have pre-emptive rights to any shares issued. All new shares shall be subject to the provisions of the Act and these Articles with reference to allotment, payment of calls, transfer, transmission, forfeiture and otherwise.

2.2.	Any increase of share capital, subject to Sections 1.5(iii) - 1.11 where the members shall not have pre-emptive rights to subscribe for new shares requires an Extraordinary Resolution.

3.	Consolidation, subdivision and cancellation

3.1.	The Company may by Ordinary Resolution:

3.1.1.	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

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3.1.2.	cancel any shares which, at the date of the passing of the resolution, have not been subscribed, or agreed to be subscribed, by any person and diminish the amount of its capital by the amount of the shares so cancelled;

3.1.3.	subdivide its shares or any of them, into shares of smaller nominal value than is fixed by the Memorandum of Association (subject, nevertheless, to the provisions of the Act) and so that the resolution whereby any share is subdivided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred, deferred or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares.

3.2.	Whenever as a result of a consolidation or subdivision of shares any members would become entitled to fractions of a share, the Directors shall procure, unless the Company’s shares are listed on a regulated market, that an agreement is made with one or several members that they will transfer shares, without consideration, to members which holdings are not evenly divisible and entitled to fractions of share, up to an amount required for their holdings to be evenly divisible for their shares to correspond to a whole number of new shares (rounded up). If the aforementioned would not be practicable the Directors may, on behalf of those members sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to articles 106 and 107 of the Act, the Company) and distribute the net proceeds of sale in due proportion among those members, and the Directors may authorize some person to transfer the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

4.	Purchase of own shares

4.1.	In the event that the Company’s shares are listed on a regulated market or a multilateral trading facility (MTF), and subject to the provisions of articles 106 and 107 of the Act, the Company may purchase, or may enter into a contract under which it will or may purchase, any of its own shares of any class (including any redeemable preference shares).

4.2.	The Company may not exercise any right in respect of shares held by it, including any right to attend or vote at meetings, to participate in any offer by the Company to shareholders or to receive any distributions (including in a winding-up), but without prejudice to its right to sell the shares, to receive an allotment of shares as fully paid bonus shares in respect of the shares or to receive any amount payable on redemption of any redeemable preference shares.

5.	Reduction of Capital

5.1.	Subject to the provisions of the Act, the Company may by Extraordinary Resolution reduce its share capital, share premium account, capital redemption reserve or other undistributable reserve in any way.

SHARES

6.	Rights attaching to shares on issue

6.1.	Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the Company may from time to time by Ordinary Resolution determine (or, in the absence of any such determination, as the Directors may determine).

6.2.	Notwithstanding 6.1 no share may carry voting rights which are more than ten times greater than the voting rights of any other share.

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7.	Directors’ power to allot securities

7.1.	Pursuant to article 85 of the Act and article 88 of the Act relating to pre-emption rights, for the period of 5 years from 30 May, 2017, which period may be extended by Ordinary Resolution of the Company in a General Meeting for further maximum periods of 5 years each:

7.1.1.	the Board of Directors is authorized (a) to grant options in relation to any unissued shares up to the total nominal value of the unissued shares of the Company at such times and on such terms the Board think proper, (b) to issue shares over which the options had been granted, (c) to restrict or withdraw pre-emption rights of existing members in relation to said shares.

7.1.2.	the Board of Directors is authorized to resolve to issue shares to a third party, and to restrict or withdraw pre-emption rights of existing members in relation to said issue when:

7.1.2.1.	it is in the interest of the Company to issue shares to strategic investor(s) in the Company, provided that such issue shall not exceed 10 per cent of the issued share capital of the Company on a rolling 12-month basis; or

7.1.2.2.	the shares are to be issued as a means of payment to a seller of interests in a legal organisation or operations or business being acquired by the Company or any of its subsidiaries, provided that such issue shall not exceed 50 per cent of the issued share capital of the Company on a rolling 12-month basis; or

7.1.2.3.	the shares are to be issued in connection with a public offering where the Company’s shares are to be admitted to trading on a regulated market or a multilateral trading facility; or

7.1.2.4.	the shares are to be issued as a means of payment to a creditor who accepts payment in kind in the form of shares of the Company.

7.2.	Except as stated in Section 7.1, withdrawal of the pre-emption rights of existing members shall not apply and all existing members shall be treated equally and shall be offered shares pro rata to their holdings in accordance with article 88 of the Act.

8.	Commissions on issue of shares

8.1.	The Company may exercise the powers of paying commissions or of making discounts or allowances provided it complies with Article 113 of the Act. Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other.

9.	Trust and other Interests not recognized

9.1.	No persons shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or compelled in any way to recognize any interest in any share, or any interest in any fractional part of a share, or (except only as by these Articles or by law otherwise provided) any other right in respect of any share, except an absolute right to the entirety thereof in the holder.

10.	Dematerialisation of Securities

10.1	The shares of the Company shall be dematerialised and registered with a Central Securities Depository in Malta and/or Sweden and/or elsewhere as allowed by applicable law.

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10.2	Notwithstanding any other clause of these Articles, for as long as any of the securities issued by the Company shall be and remain dematerialised under the Financial Markets Act:

i.	terms and conditions relating to such securities, including without prejudice to the generality of the foregoing, their issuance, transfer, exchange, redemption and/or cancellation, shall be governed in accordance with the applicable rules and procedures set out by the relevant Central Securities Depository providing dematerialisation and any other provisions of these Articles shall apply only to the extent that they are not inconsistent with such rules and procedures; and

ii.	any amendment, variation or deletion of this Article shall be subject to the express written approval of the relevant Central Securities Depository providing dematerialisation obtained prior to submission to the Company convened in extraordinary general meeting.

10.3	The Register of the Company shall be maintained by the relevant Central Securities Depository in accordance with any legislation, bye-laws or rules applicable thereto.

11	Listing on Stock Exchange

11.1	The Directors may if they so deem fit, cause any of the shares of the Company, irrespective of their class, whether issued or to be issued pursuant to these Articles, to be quoted and listed on the Stock Exchange.

SHARE CERTIFICATES

12	Uncertificated Shares

12.1	Notwithstanding any provisions of these Articles, the Directors shall, subject always to the Act, the Financial Markets Act and any other applicable laws and regulations and the facilities and requirements of any relevant Central Securities Depository or system concerned, have the power to implement any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares. To the extent that such arrangements are so implemented, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form.

12.2	Unless otherwise required by the Financial Markets Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share issued by the Company for so long as the title to that share is evidenced in a dematerialised and uncertificated form as provided under the Financial Markets Act.

TRANSFER OF SHARES

13	Transfers of dematerialised shares

13.1	Transfers of shares of the Company which are dematerialised shall be subject to the applicable laws, rules, regulations and bye-laws of the relevant Central Securities Depository and, when such shares are listed on the Stock Exchange, rules and regulations of the Stock Exchange and, notwithstanding anything contained in these Articles, shall be eligible for electronic trading and settlement in accordance with the said rules and regulations.

TRANSMISSION OF SHARES

14	Transmission of dematerialised shares

14.1	All transmissions of dematerialised shares shall be regulated by applicable law and any person becoming entitled to any such share in consequence of the death of a member shall, upon producing such evidence of his title as the relevant Central Securities Depository and/or the Stock Exchange may from time to time require, have the right to be registered himself as the holder of the share.

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SQUEEZE-OUT RIGHTS

15	Squeeze-out procedure

15.1
Where an Offeror has acquired or has firmly contracted to acquire, whether directly or indirectly, shares of the Company representing not less than ninety percent (90%) of the capital of the Company carrying voting rights (on both a non-diluted basis and a fully diluted basis),  whether solely through a Bid or through a combination of a Bid and any one or more acquisitions of shares outside the context of a Bid (including, without limitation, by means of cash or non-cash consideration), exercises of options or warrants to receive shares and, or any other means, the Offeror has the right to require all the other shareholders of the Company (the “Squeezed-Out Shareholders”) to transfer all their shares in the Company to the Offeror  (the “Squeeze-Out Right”) for a consideration which, at the sole discretion of the Offeror, shall be either (a) the same consideration (in both value and form) as that offered in the Bid, or (b) a consideration equivalent in value to the consideration offered in the Bid to be made (i) in cash alone, or (ii) in a combination of cash and non-cash consideration (the “Consideration”).

15.2
An Offeror may exercise its Squeeze-Out Right within ninety (90) days from the acquisition of not less than ninety percent (90%) of the capital of the Company carrying voting rights (on both a non-diluted basis and a fully diluted basis), by notice in writing to the Board of Directors specifying the Consideration payable by the Offeror to each of the Squeezed-Out Shareholders and any other te.ms upon which the Squeeze-Out Right is being exercised (including the Long-Stop Date as defined in Section 15.4 below) (the “Squeeze-Out Notice”).

15.3
Within five (5) Business Days from the receipt of the Squeeze-Out Notice, the Board of Directors shall notify each of the Squeezed-Out Shareholders in writing that the Offeror has exercised its Squeeze-Out Right (the “Shareholder Squeeze-Out Notice”). The Shareholder Squeeze-Out Notice shall specify the date of the Squeeze-Out Notice, the Consideration to be paid to the Squeezed-Out Shareholders and any other terms upon which the Squeeze-Out Right is being exercised (including the Long-Stop Date as defined in Section 15.4 below) and shall be sent to the last known address of the Squeezed-Out Shareholders in accordance with the provisions of Section 96. The Company shall also publish a company announcement on its official website notifying the public (including Squeezed-Out Shareholders) that the Offeror has exercised its Squeeze-Out Right and that the Squeezed-Out Shareholders are obliged to transfer their shares to the Offeror in accordance with the provisions of these Articles and the Shareholder Squeeze-Out Notice. The Shareholder Squeeze-Out Notice shall be annexed to the said company announcement.

15.4
Each Squeezed-Out Shareholder shall transfer their shares to the Offeror within forty-five (45) Business Days from the date of the Squeeze-Out Notice (the “Long-Stop Date”) and shall enter and execute all such documents as are necessary to give effect to the transfer of their shares in the Company to the Offeror. For this purpose, each Squeezed-Out Shareholder shall automatically and without any other formalities being required be deemed to have appointed the Company as its agent to enter and execute all such documents as are necessary to give effect to the transfer of its shares in the Company to the Offeror. The said power of attorney is an irrevocable power of attorney by way of security for the purposes of article 1187 of the Civil Code (Chapter 16 of the laws of Malta). The Company shall be entitled and have authority to exercise the powers granted to it under this power of attorney in such instance where, by the Long-Stop Date, a Squeezed-Out Shareholder does not transfer their shares to the Offeror, execute such documents or take such other action as may be necessary in terms of applicable law for their shares to be transferred to the Offeror.

15.5
Where the Offeror has elected that the Consideration is to take the form of cash, the Consideration shall within fifteen (15) Business Days of the Long-Stop Date be transferred to a financial institution, acting in its capacity as settlement agent for the Offeror, for the purpose of crediting the Consideration to the last bank or custody account notified to the Company by or on behalf of a Squeezed-Out Shareholder.

15.6
To the extent that the Consideration is to take the form of part cash and part non-cash consideration: (i) the cash component of the Consideration shall be transferred in the manner set out in Section 15.5 above; and (ii) where the non-cash component of the Consideration consists of shares and,or depository receipts in the Offeror: (a) such shares and, or  depository receipts shall be credited to the vp-account held in the name of each Squeezed-Out shareholder or their custodian, as the case may be; and (b) each Squeezed-Out Shareholder shall be deemed to have appointed the Company as its agent to enter and execute all such documents as are necessary to give effect to subscription or transfer of the shares and,or depositary receipts in the Offeror. For the purposes of (b) above: the said power of attorney is an irrevocable power of attorney by way of security for the purposes of article 1187 of the Civil Code (Chapter 16 of the laws of Malta) and the Company shall exercise the powers granted to it under this power of attorney in such instance where a Squeezed-Out Shareholder does not execute such documents or take such action required in terms of applicable law to subscribe for the shares and,or depositary receipts in the Offeror.

For the purposes of this Section:

“Bid” means: a takeover offer under the Offer Regulations to all shareholders of the Company;

“Business Days” means a day (other than a Saturday or Sunday) on which banks are open for general business in Malta and Sweden;

“Offeror” means a person who makes a Bid;

“Offer Regulations” means the Swedish Corporate Governance Board’s Takeover rules for certain trading platforms in effect from time to time and statements and rulings by the Swedish Securities Council (Sw. Aktiemarknadsnämnden).

GENERAL MEETINGS

16	Annual and Extraordinary General Meetings

16.1
An Annual General Meeting shall be held once in every year, within six months of the end of each financial year(however within a period of not more than 15 months after the holding of the last preceding Annual General Meeting).

At each Annual General Meeting the following matters shall be dealt with:

(i)	The election of a chairman of the meeting.

(ii)	Preparation and approval of a voting list.

(iii)	Approval of the proposed agenda.

(iv)	Election of one or two persons to check and sign the minutes together with the chairman.

(v)	Verification that the meeting has been duly convened.

(vi)	Presentation of the annual report and the auditor’s report and, a presentation of the annual report of the group of companies and the auditor’s report of the group of companies.

(vii)	Decisions in respect of

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(a)	the adoption of the profit and loss account and the balance sheet and, the adoption of the consolidated profit and loss account and balance sheet,

(b)	the appropriation of the Company’s profit or loss according to the adopted balance sheet,

(c)	discharge from liability against the Company for the members of the Board of Directors and the chief executive officer,

(viii)	Determination of the number of directors.

(ix)	Determination of fees for the Board and the auditors,

(x)	Election of the Board and appointment of an auditor or a firm of auditors,

(xi)	Other matters which are to be dealt with by the meeting in accordance with the Act, the Memorandum of Association and the Articles of Association.

16.2
All other General Meetings shall be called Extraordinary General Meetings shall deal with the matters referred to in items 16.1(i)‑(v) of Section 16.1, in addition to the matters for which the Extraordinary General Meeting has been convened.

The General meetings are to decide on all share and share-price related incentive schemes or programmes for the executive management and Directors. The decision of the General meeting is to include all the principle conditions of the scheme or program.

16.3
General Meetings, whether ordinary or extraordinary, shall be held in Stockholm, Sweden, or in Malta, as may be determined by the Board of Directors. The Board shall determine in relation to each general meeting the means of attendance at and participation in the meeting, including whether the persons entitled to attend and participate in the general meeting shall be enabled to do so by simultaneous attendance and participation at a physical place in Stockholm or Malta as determined by the Board, and by means of electronic facility or facilities determined by the Board.

The Board of Directors may resolve, at its sole discretion, to enable persons entitled to attend and participate in a general meeting to do so by simultaneous attendance and participation by means of an electronic facility (“hybrid” general meetings) or facilities and determine the means, or different means, of attendance and participation used in relation to a general meeting. Notwithstanding Section 21.1 and Section 30.1 of these Articles, and provided that the Board of Directors has enabled attendance and participation by means of an electronic facility or facilities, the members of the Company present personally or by proxy by means of an electronic facility or facilities shall be counted in the quorum for, and entitled to participate in, the general meeting in question. That meeting shall be duly constituted and its proceedings valid if the Chairman of the meeting is satisfied that adequate facilities are available to ensure that members attending the meeting by all means (including by means of electronic facility or facilities) are able to: (a) participate in the business for which the meeting has been convened; (b) hear all persons who speak at the meeting; and (c) be heard by all other persons present at the meeting.

The right of a member to participate in the business of any general meeting by the means of electronic facility or facilities shall include without limitation the right to speak, vote, be represented by a proxy and have access (including electronic access) to all documents which are required by the Act or these Articles to be made available at the meeting.

If the Board of Directors has resolved to enable simultaneous attendance and participation by means of an electronic facility or facilities in accordance with this Section 16.3, a notice convening a general meeting shall, in addition to the contents set under Section 19 of these Articles, specify that the meeting shall be a simultaneous physical and electronic meeting (“hybrid” general meeting) and electronic facility for the meeting, which electronic facility may vary from time to time and from meeting to meeting as the Board of Directors, in its sole discretion, sees fit.

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If a meeting is held simultaneously by means of electronic facility or facilities, the Board (and, at a general meeting, the Chairman) may make any arrangement and impose any requirement or restriction that is: (a) necessary to ensure the identification of those taking part and the security of the electronic communication; and (b) proportionate to the achievement of those objectives.

All resolutions put to the members at any general meeting who are attending the general meeting by means of an electronic facility or facilities shall be voted on by a poll, which poll votes may be cast by such electronic means as the Board in its sole discretion deems appropriate for the purposes of the meeting.

Provided that the simultaneous attendance and participation by means of an electronic facility or facilities has been enabled by the Board of Directors in accordance with this Section 16.3, nothing in these Articles shall preclude the holding and conducting of a general meeting in such a way that permits the simultaneous attendance and participation at a physical place in Stockholm or in Malta, and by means of electronic facility or facilities.

16.4
A member shall be entitled to have a resolution put before an Annual General Meeting and an Extraordinary General Meeting provided that the Board of Directors has received a request therefore at least seven weeks or four weeks, respectively prior to the distribution of the notice convening the respective meeting.

17	Convening of General Meetings

17.1	The Directors may whenever they think fit, and shall on requisition in accordance with the Act, proceed with proper expedition to convene an Extraordinary General Meeting.

NOTICE OF GENERAL MEETINGS

18	Notice of General Meetings

18.1
An Annual General Meeting shall be called no earlier than at six weeks’ and no later than at four weeks’ notice in writing, and any Extraordinary General Meeting shall be called no earlier than at six weeks’ and no later than at two weeks’ notice in writing. The period of notice shall in each case be exclusive of the day on which it is served or deemed to be served and of the day on which the meeting is to be held and shall be given in manner hereinafter mentioned.

18.2
Notwithstanding Section 96 below, notices required under Section 18.1 shall be deemed to be validly served if published on the Company’s webpage in English and in Swedish. In addition, the Company shall announce in the Swedish newspaper “Dagens Industry” that a notice to attend a general meeting of members has been issued and, in such announcement, information on the Company’s name and registration number, what type of general meeting is to be held and the time and location of the general meeting shall be included .

18.3
Members wishing to participate in a General Meeting, whether annual or extraordinary, must be entered as shareholders in a printout or other listing of the  Register issued, as long as the shares are dematerialised, by the relevant Central Securities Depository updated five (5) Swedish weekdays (including Saturday) prior to the date of the proposed General Meeting, and shall notify the Company, its intention to attend, including the name of any accompanying advisor (no more than two) no later than on the day indicated in the notice convening the General Meeting. This day shall not fall on a Sunday, other public holiday, Saturday, Midsummer’s Eve, Christmas Eve, or New Year’s Eve and may not fall earlier than five (5) Swedish weekdays (including Saturday) prior to the General Meeting.

19	Contents of notice of General Meetings

19.1
Apart from the information provided in Section 19.2, every notice calling a General Meeting shall specify the place and the day and hour of the meeting, and there shall appear with reasonable prominence in every such notice a statement that a member entitled to attend and vote is entitled to appoint a proxy or proxies to attend and vote instead of him and that a proxy need not be a member of the Company.

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19.2
The notice shall specify the general nature of the business to be transacted at the meeting; and include an agenda as set out in 16.1 and 16.2, and if any resolution is to be proposed as an Extraordinary Resolution the notice shall contain a statement to that effect.

19.3	In the case of an Annual General Meeting, the notice shall also specify the meeting as such.

PROCEEDINGS AT GENERAL MEETINGS

20	Chairman

20.1	The chairman of the General Meeting shall be elected by the meeting.

20.2
The chairman shall prepare a list of members and representatives present at the general meeting stating the number of shares and votes represented by each of them (the “voting list”).  The voting list, having been approved by the meeting, shall apply unless the meeting resolves to amend it.  Where a meeting is adjourned to a day later than the immediately following working day, a new voting list shall be prepared. The chairman shall be responsible for the keeping of minutes of the general meeting. The voting list shall be recorded in or attached to the minutes. The resolutions by the meeting shall be entered in the minutes and, where a vote has taken place, the result of the vote. The minutes shall be signed by the chairman and not less than one person appointed by the meeting to check the minutes. The minutes shall be preserved in a safe manner. Copies of minutes shall be sent to any member who requests such copies, and be published on the Company website (excluding the voting list),however, not earlier than two weeks after the meeting

21	Quorum

21.1
No business other than the appointment of a chairman shall be transacted at any General Meeting unless a quorum is present at the time when the meeting proceeds to business. Two members present in person or by proxy and entitled to vote shall be a quorum for all purposes.

22	Lack of quorum

22.1
If within fifteen minutes from the time appointed for a General Meeting (or such longer interval as the chairman of the meeting may think fit to allow) a quorum is not present, or if during the meeting a quorum ceases to be present, the meeting, if convened on the requisition of members, shall be dissolved. In any other case it shall stand adjourned to such day, time and place as may have been specified for the purpose in the notice convening the meeting or (if not so specified) as the chairman of the meeting may determine.

23	Adjournment

23.1
The chairman of any General Meeting at which a quorum is present may with the consent of the meeting (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.

24	Notice of adjourned meeting

24.1
When a meeting is adjourned for 30 days or more, not less than seven days' notice of the adjourned meeting shall be given in accordance, mutatis mutandis, with Section 18 and Section 19. Otherwise it shall not be necessary to give any such notice.

25	Amendments to resolutions

25.1
If an amendment shall be proposed to any resolution under consideration but shall in good faith be ruled out of order by the chairman of the meeting the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as an Extraordinary Resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

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POLLS

26	Demand for poll

26.1
At any General Meeting a resolution put to the vote of the meeting shall be decided in accordance with Sections 31 - 37 unless a poll is (before a resolution is put to the vote on a show of hands, or on the declaration of the result of, the show of hands) demanded by:

26.1.1	the chairman of the meeting; or

26.1.2	any member present in person or by proxy and entitled to vote.

26.2
A demand for a poll may, before the poll is taken, be withdrawn but only with the consent of the chairman. A demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

27	Procedure on a poll

27.1
A poll shall be taken in such manner (including the use of ballot or voting papers or tickets) as the chairman of the meeting may direct, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The chairman of the meeting may (and if so directed by the meeting shall) appoint scrutineers (who need not be members) and may adjourn the meeting to some place and time fixed by him for the purpose of declaring the result of the poll.

28	Voting on a poll

28.1	On a poll votes may be given either personally or by proxy and a person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

29	Timing of poll

29.1
A poll demanded on the choice of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either immediately or at such subsequent time (not being more than 30 days from the date of the meeting) and place as the chairman may direct. No notice need be given of a poll not taken immediately. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.

VOTES OF MEMBERS

30	Votes attaching to shares

30.1
Subject to any special rights or restrictions as to voting attached by or in accordance with these Articles to any class of shares on any vote, however conducted, every member who is present in person or by proxy shall have one vote for every share of which he is the holder.

31	Voting procedure

31.1
The chairman may, in such manner as he sees fit (including by a show of hands either simultaneously or sequentially), ask those members present in person or by proxy, to vote in favour of or against the proposed resolution. The chairman shall declare the result of the vote when he has satisfied himself that the appropriate majority has been reached either in favour of or against the resolution and if he is not otherwise able to determine the result, he shall call a poll.

32	Votes of Joint holders

32.1
In the case of joint holders of a share the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the share.

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33	No casting vote

33.1	The chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall not be entitled to a casting vote in addition to any other vote he may have.

34	Restriction on voting In particular circumstances

34.1
No member shall, unless the Directors otherwise determine, be entitled in respect of any share held by him to vote either personally or by proxy at a shareholders' meeting or to exercise any other right conferred by membership in relation to shareholders' meetings if any call or other sum presently payable by him to the Company in respect of that share remains unpaid.

34.2
A member may not, in person or through a proxy, vote in respect of the following matters: 1. legal proceedings against him or her; 2. his or her discharge from liability in damages or other obligations towards the Company; or 3. legal proceedings or a discharge as referred to in points 1 and 2 in respect of another person, where the member in question possesses a material interest which may conflict with the interests of the Company. The provisions set out in this Article in respect of members shall also apply to shareholders’proxies.

35	Voting by Curator

35.1
Where in Malta or elsewhere a curator, guardian, receiver or other person (by whatever name called) has been appointed by any court claiming jurisdiction in that behalf to exercise powers with respect to the property or affairs of any member on the ground (however formulated) of mental disorder, the Directors may in their absolute discretion, upon or subject to production of such evidence of the appointment as the Directors may require, permit such guardian, receiver or other person on behalf of such member to vote in person or by proxy at any shareholders' meeting or to exercise any other right conferred by membership in relation to shareholders' meetings.

36	Validity and result of vote

36.1
No objection shall be raised as to the qualification of any voter or the admissibility of any vote except at the meeting or adjourned meeting at which the vote is tendered. Every vote not disallowed at such meeting shall be valid for all purposes. Any such objection shall be referred to the chairman of the meeting, whose decision shall be final and conclusive.

36.2
Unless a poll is taken a declaration by the chairman of the meeting that a resolution has been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the minute book, shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded for or against such resolution.

PROXIES AND CORPORATE REPRESENTATIVES

37	Proxy need not be a member

37.1	A proxy need not be a member of the Company.

38	Form of proxy

38.1	The appointment of a proxy must be in writing in any usual or common form or in any other form which the Directors may approve and:

38.1.1	in the case of an individual must either be signed by the appointor or his attorney or comply with Section 100.1; and

38.1.2	in the case of a corporation must be signed on its behalf by an attorney or a duly authorised officer of the corporation or comply with Section 100.1.

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38.2
The signature on such appointment need not be witnessed. Where appointment of a proxy is signed on behalf of the appointor by an attorney, the power of attorney or a copy thereof certified notarially or in some other way approved by the Directors must (failing previous registration with the Company) be submitted to the Company, failing which the appointment may be treated as invalid.

39	Deposit of form of proxy

39.1
The appointment of a proxy must be received at such address or one of such addresses (if any) as may be specified for that purpose in or by way of note to or in any document (including on the website of the Company) accompanying the notice convening the meeting (or, if no address is so specified, must be left at the Transfer Office) not less than 48 hours before the time appointed for the holding of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid. The appointment shall, unless the contrary is stated thereon, be valid as well for any adjournment of the meeting as for the meeting to which it relates. An appointment relating to more than one meeting (including any adjournment thereof) having once been so delivered for the purposes of any meeting shall not require again to be delivered for the purposes of any subsequent meeting to which it relates.

40	Rights of proxy

40.1	A proxy shall have the right to demand or join in demanding a poll and shall also have a right to speak at the meeting.

41	Revocation of proxy

41.1
A vote cast or demand for a poll made by proxy shall not be invalidated by the previous death or insanity of the member or by the revocation of the appointment of the proxy or of the authority under which the appointment was made unless notice in writing of such death, insanity or revocation shall have been received by the Company at the Transfer Office at least one hour before the commencement of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) the time appointed for the taking of the poll at which the vote is cast.

42	Corporations acting by representatives

42.1
Any corporation which is a member of the Company may, and in a manner which is in accordance with the law applicable to it, by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any shareholders' meeting. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation as the corporation could exercise if it were an individual member of the Company and such corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present thereat.

DIRECTORS

43	Number of Directors

43.1
Subject as hereinafter provided, the Board shall consist of not less than three (3) and not more than ten (10) Directors. The Company may by Ordinary Resolution from time to time vary the minimum number and/or maximum number of Directors.

44	Share qualification

44.1
A Director shall not be required to hold any shares of the Company by way of qualification. A Director who is not a member of the Company shall nevertheless be entitled to attend and speak at shareholders' meetings.

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45	Directors' fees

45.1
The ordinary remuneration of the Directors shall from time to time be determined by the Directors except that such remuneration shall not exceed an aggregate amount per annum, or as specified for each Director, as may from time to time be determined by Ordinary Resolution of the Company and shall be divisible among the Directors as they may agree, unless specified by an Ordinary Resolution, or, failing agreement, equally, except that any Director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for a proportion of remuneration related to the period during which he has held office.

46	Other remuneration of Directors

45.1
A general meeting shall resolve upon the fees and other compensation for board assignments to each and every member of the board of directors. Any Director who holds any executive office (including for this purpose the office of Chairman or Deputy Chairman whether or not such office is held in an executive capacity), or who serves on any committee of the Directors, or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, may be paid such extra remuneration by way of salary, commission or otherwise or may receive such other benefits as the Directors may determine, always within the limit of the approved maximum aggregate approved by the members at a general meeting shareholders.

45.2
That Directors who are not also employees of the Company are not to participate in share and share-price related incentive schemes designed for the executive management or other employees is a result of Swedish Securities Council Statement AMN 2002:1.

47	Directors' expenses

47.1
The Directors may repay to any Director all such reasonable expenses as he may incur in attending and returning from meetings of the Directors or of any committee of the Directors or shareholders' meetings or otherwise in connection with the business of the Company.

48	Directors' pensions and other benefits

48.1
The Directors shall have power to pay and agree to pay gratuities, pensions or other retirement, superannuation, death or disability benefits to (or to any person in respect of) any Director or ex-Director and for the purpose of providing any such gratuities, pensions or other benefits to contribute to any scheme or fund or to pay premiums.

APPOINTMENT AND RETIREMENT OF DIRECTORS

49	Retirement at Annual General Meetings

49.1	All Directors shall retire from office at the end of each Annual General Meeting and they shall be eligible for re-election.

50	Election of three or more Directors

50.1
A resolution for the election of three or more persons as Directors by a single resolution shall not be moved at any General Meeting unless a resolution that it shall be so moved has first been agreed to by the meeting without any vote being given against it. Any resolution moved in contravention of this provision shall be void.

51	Nomination and appointment of Director

51.1
Subject to the overriding terms of reference of a nomination committee approved by an Ordinary Resolution of the Shareholders, no person other than a Director retiring at the meeting shall, unless recommended by the Directors for election, be eligible for election as a Director at any General Meeting unless not less than seven nor more than 42 days (inclusive of the date on which the notice is given) before the date appointed for the meeting there shall have been lodged at the Office notice in writing signed by some member (other than the person to be proposed) duly qualified to attend and vote at the meeting for which such notice is given of his intention to propose such person for election and also notice in writing signed by the person to be proposed of his willingness to be elected.

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52	Election or appointment of additional Director and filling of a casual vacancy

52.1
The Company may by Ordinary Resolution elect any person to be a Director either to fill a casual vacancy or as an additional Director, but so that the total number of Directors shall not thereby exceed the maximum number (if any) fixed by or in accordance with these Articles. Any person so appointed shall hold office only until the end of the next Annual General Meeting and shall then be eligible for election.

52.2
Without prejudice to Section 52.1, and subject to the overriding terms of reference of a nomination committee, a casual vacancy, whether due to a resignation, demise or a removal of Director, may be filled or, if the minimum number of Directors falls within the minimum number prescribed by Section 43.1, shall be filled by the Board. Any person so appointed shall hold office only until the end of the next Annual General Meeting and shall then be eligible for election.

53	Vacation of office

53.1	The office of a Director shall be vacated in any of the following events, namely:

53.1.1	if he shall become prohibited by law from acting as a Director;

53.1.2	if he shall resign by writing under his hand left at the Office or if he shall in writing offer to resign and the Directors shall resolve to accept such offer;

53.1.3	if a bankruptcy or insolvency order is made against him in any jurisdiction or shall compound with his creditors generally;

53.1.4
if an order shall be made by any court claiming jurisdiction in that behalf on the ground (however formulated) of mental disorder for his detention or for the appointment of a curator/guardian or for the appointment of a receiver or other person (by whatever name called) to exercise powers with respect to his property or affairs;

54	Removal of Director

54.1
The Company may in accordance with and subject to the provisions of the Act by Ordinary Resolution remove any Director from office (notwithstanding any provision of these Articles or of any agreement between the Company and such Director, but without prejudice to any claim he may have for damages for breach of any such agreement) and elect another person in place of a Director so removed from office.

MEETINGS AND PROCEEDINGS OF DIRECTORS

55	Convening of meetings of Directors

55.1
Subject to the provisions of these Articles the Directors may meet together for the dispatch of business, adjourn and otherwise regulate their proceedings as they think fit. At any time any Director may, and the Secretary at the request of a Director shall, call a meeting of the Directors. Any Director may waive notice of any meeting and any such waiver may be retroactive.

55.2
The Directors shall be deemed to meet together if, being in separate locations, they are nonetheless linked by conference telephone or other communication equipment which allows those participating to hear and speak to each other, and a quorum in that event shall be more than one-half of the Directors so linked (provided that any meeting shall only be quorate if a majority of the Directors present are non-executive). Such a meeting shall be deemed to take place where the largest group of Directors participating is assembled or, if there is no such group, where the chairman of the meeting then is.

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56	Quorum

56.1
The quorum necessary for the transaction of business of the Directors shall be more than one-half of the total number of Directors. A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

57	Chairman

57.1
The Directors may elect from their number a chairman and a deputy chairman, unless a general meeting by Ordinary Resolution elects them (or two or more deputy chairmen) and determine the period for which each is to hold office (no longer until the end of the next Annual General Meeting). If no chairman or deputy chairman shall have been appointed or if at any meeting of the directors no chairman or deputy chairman shall be present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

57.2
If at any time there is more than one deputy chairman the right in the absence of the chairman to preside at a meeting of the Directors or of the Company shall be determined as between the deputy chairmen present (if more than one) by seniority in length of appointment or otherwise as resolved by the Directors.

58	Casting vote

58.1	Questions arising at any meeting of the Directors shall be determined by a majority of votes. The chairman of the meeting shall not have a second or casting vote.

59	Number of Directors below minimum

59.1
The continuing Directors may act notwithstanding any vacancies, but if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles the continuing Directors or Director may act for the purpose  of summoning General Meetings, but not for any other purpose. If there be no Directors or Director able or willing to act, then any two members may summon a General Meeting for the purpose of appointing Directors.

60	Written resolutions

60.1
A resolution in writing signed by all the Directors entitled to vote thereon shall be as valid and effectual as a resolution duly passed at a meeting of the Directors and may consist of several documents in the like form each signed by one or more Directors.

61	Validity of proceedings

61.1
All acts done by any meeting of Directors, or of any committee or sub-committee of the Directors, or by any person acting as a Director or as a member of any such committee or sub-committee, shall as regards all persons dealing in good faith with the Company, notwithstanding that there was some defect in the appointment of any of the persons acting as aforesaid, or that any such persons were disqualified or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or member of the committee or subcommittee and had been entitled to vote.

DIRECTORS' INTERESTS

62	Directors may have interests

62.1	Subject to the provisions of the Act, and provided that he has disclosed the nature and extent of any interest of his, a Director notwithstanding his office:

62.1.1	may be a party to, or otherwise interested in, any contract, transaction or arrangement with the Company or in which the Company is otherwise interested;

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62.1.2
may be a director or other officer of, or employed by, or a party to any contract, transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested;

62.1.3	may (or any firm of which he is a partner, employee or member may) act in a professional capacity for the Company (other than as Auditor) and be remunerated therefor; and

62.1.4
shall not, save as otherwise agreed by him, be accountable to the Company for any benefit which he derives from any such contract, transaction or arrangement or from any such office or employment or from any interest in any such body corporate or for such remuneration and no such contract, transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit.

63	Restrictions on voting

63.1
Save as herein provided, a Director shall not vote in respect of any contract or arrangement or any other proposal whatsoever in which he has any material interest otherwise than by virtue of interests in shares or debentures or other securities of, or otherwise in or through, the Company subject to section 34.2. A Director shall not be counted in the quorum at a meeting in relation to any resolution on which he is not entitled to vote.

63.2
Subject to the provisions of the Act, a Director shall (in the absence of some other material interest than is indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters, namely:

63.2.1	the giving of any security, guarantee or indemnity in respect of:

63.2.2	money lent or obligations incurred by him or by any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings or;

63.2.3
a debt or other obligation of the Company or any of its subsidiary undertakings for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

63.2.4
any proposal concerning an offer of shares or debentures or other securities of or by the Company or any of its subsidiary undertakings in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub--underwriting of which he is to participate;

63.2.5
any proposal concerning any other body corporate in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise, provided that he (together with persons connected with him within the meaning of Section 64.1.4 does not have an interest in one per cent or more of the issued equity share capital of any class of such body corporate (or of any third company through which his interest is derived) or of the voting rights available to members of the relevant body corporate (any such interest being deemed for the purpose of this Article to be a material interest in all circumstances);

63.2.6
any proposal relating to an arrangement for the benefit of the employees of the Company or any of its subsidiary undertakings which does not award him any privilege or benefit not generally awarded to the employees to whom such arrangement relates; and

63.2.7	any proposal concerning insurance which the Company proposes to maintain or purchase for the benefit of Directors or for the benefit of persons who include Directors.

63.3
Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned (if not debarred from voting under Section 63.1 above) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

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63.4
If a question arises at any time as to the materiality of a Director's interest or as to his entitlement to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question shall be referred to the chairman of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of such Director has not been fairly disclosed.

64	Directors' Interests - general

64.1	For the purposes of the two preceding Articles:

64.1.1
a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any contract, transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such contract, transaction or arrangement of the nature and extent so specified;

64.1.2	an interest of a person who is connected with a Director shall be treated as an interest of the Director; and

64.1.3
an interest (whether of his or of such a connected person) of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his;

64.1.4	a person shall be deemed to be connected with a Director of the Company if, he (not being himself a director of it) is:

64.1.4.1	that Director's spouse, civil partner, child or step-child; or

64.1.4.2	except where the context, otherwise requires, a body corporate with which the Director is associated; or

64.1.4.3
a person acting in his capacity as trustee of any trust the beneficiaries of which include (i) and (ii) above, or of a trust whose terms confer a power on the trustees that may be exercised for the benefit of the Director, his spouse or civil partner, or any children or step-children of his or any such body corporate; or

64.1.4.4	a person acting in his capacity as partner of that Director or of any person who, by virtue of the above is connected with that Director.

64.1.4.5	provided that

i.	in Section 64.1.4.1 a reference to the child or step-child of any person includes an illegitimate child of his, but does not include any person who has attained the age of 18; and

ii.	in Section 64.1.4.3 does not apply to a person acting in his capacity as trustee under an employees' share scheme or a pension scheme.

iii.	a Director of the Company shall be deemed to be associated with a body corporate if, but only if he and the person connected with him together:

a.
are interested in shares comprised in the equity share capital of that body corporate of a nominal value equal to at least one-fifth of that share capital (excluding any shares held as treasury shares); or

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b.
are entitled to exercise or control the exercise of more than one-fifth of the voting power at any general meeting of that body (excluding any voting rights attached to any shares in the company held as treasury shares).

iv.	a Director shall be deemed to control a body corporate if, but only if:

a.
he or any person connected with him is interested in any part of the equity share capital of that body or is entitled to exercise or control the exercise of any part of the voting power at any general meeting of that body; and

b.
that Director, the persons connected with him and the other Directors of the Company, together, are interested in more than one-half of that share capital (excluding any shares in the company held as treasury shares) or are entitled to exercise or control the exercise of more than one-half of the voting power (excluding any voting rights attached to any shares in the company held as treasury shares).

v.	For the purposes of 64.1.4.5(iii) and (iv):

a.	a body corporate with which a director is associated is not to be treated as connected with that director unless it is also connected with him by virtue of Section 64.1.4.3 and 64.1.4.4 above; and

b.
a trustee of a trust the beneficiaries of which include (or may include) a body corporate with which a Director is associated is not to be treated as connected with a Director by reason only of that fact.

vi.
References in these subsections to voting power the exercise of which is controlled by a Director include voting power whose exercise is controlled by a body corporate controlled by him; but this is without prejudice to other Sections 64.1.4.3 and 64.1.4.4.

COMMITTEES OF THE DIRECTORS

65	Appointment and constitution of committees

65.1
The Directors may delegate any of their powers or discretions (including without prejudice to the generality of the foregoing all powers and discretions whose exercise involves or may involve the payment of remuneration to or the conferring of any other benefit on all or any of the Directors) to committees. Any such committee shall, unless the Directors otherwise resolve, have power to sub-delegate to sub-committees any of the powers or discretions delegated to it. Any such committee or sub-committee shall consist of one or more Directors and (if thought fit) one or more other named person or persons to be co-opted as hereinafter provided. Insofar as any such power or discretion is delegated to a committee or sub-committee, any reference in these Articles to the exercise by the Directors of the power or discretion so delegated shall be read and construed as if it were a reference to the exercise thereof by such committee or sub-committee. Any committee or sub-committee so formed shall in the exercise of the powers so delegated conform to any regulations or rules which may from time to time be imposed by the Directors. Any such regulations may provide for or authorize the co-option to the committee or sub-committee of persons other than Directors and may provide for members who are not Directors to have voting rights as members of the committee or sub-committee.

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66	Proceedings of committee meetings

66.1
The meetings and proceedings of any such committee or sub-committee consisting of two or more persons shall be governed mutatis mutandis by the provisions of these Articles regulating the meetings and proceedings of the Directors, so far as the same are not superseded by any regulations made by the Directors under the last preceding Article.

POWERS OF DIRECTORS

67	General powers

67.1
The business and affairs of the Company shall be managed by the Directors, who may exercise all such powers of the Company as are not by the Act or by these Articles required to be exercised by the Company in General Meeting subject nevertheless to any regulations of these Articles, to the provisions of the Act and to such regulations as may be prescribed by Extraordinary Resolution of the Company, but no regulation so made by the Company shall invalidate any prior act of the Directors which would have been valid if such regulation had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Directors by any other Article.

68	Local boards

68.1
The Directors may establish any local boards or agencies for managing any of the affairs of the Company, either in Malta or elsewhere, and may appoint any persons to be members of such local boards, or any managers or agents, and may fix their remuneration, and may delegate to any local board, manager or agent any of the powers, authorities and discretions vested in the Directors, with power to sub-delegate, and may authorise the members of any local boards, or any of them, to fill any vacancies therein, and to act notwithstanding vacancies, and any such appointment or delegation may be made upon such terms and subject to such conditions as the Directors may think fit, and the Directors may remove any person so appointed, and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

69	Appointment of attorney

69.1
The Directors may from time to time and at any time appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorize any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

70	President

70.1
The Directors may from time to time elect a President of the Company and may determine the period for which he shall hold office. Such President may be either honorary or paid such remuneration as the Directors in their discretion shall think fit, and need not be a Director but shall, if not a Director, be entitled to receive notice of and attend and speak, but not to vote, at all meetings of the Board of Directors.

71	Signature on cheques etc.

71.1
All cheques, promissory notes, drafts, bills of exchange, and other negotiable or transferable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

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72	Borrowing powers

72.1
The borrowing powers of the Company shall be unlimited. The Company shall have the power to borrow money and to hypothecate or otherwise charge its undertaking, property and uncalled capital or any part thereof including as security for its obligations and to issue debenture, debenture stock and other securities whether outright or as security for its liabilities or obligations or for those of any third party. The borrowing powers of the Company shall be exercised by the Directors.

73	Equal treatment of members

73.1
Neither the Board of Directors, any director nor any other representative of the Company may enter into legal transactions or undertake other measures which are likely to give an undue advantage to a member or a third party to the detriment of the Company or another member.

73.2
The Directors and other representatives may not comply with a directive by a general meeting or by any other body within the Company if the directive is contrary to the Act or these Articles of Association.

ALTERNATE DIRECTORS

74	Alternate Directors

74.1
Any Director may at any time by writing under his hand and deposited at the Office, or delivered at a meeting of the Directors, appoint any person (including another Director) to be his alternate Director and may in like manner at any time terminate such appointment. Such appointment, unless previously approved by the Directors or unless the appointee is another Director, shall have effect only upon and subject to being so approved.

74.2
The appointment of an alternate Director shall determine on the happening of any event which if he were a Director would cause him to vacate such office or if his appointor ceases to be a Director, otherwise than by retirement at a General Meeting at which he is re-elected.

74.3
An alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally at such meeting to perform all functions of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he (instead of his appointor) were a Director. If he shall be himself a Director or shall attend any such meeting as an alternate for more than one Director, his voting rights shall be cumulative but he shall not be counted more than once for the purposes of the quorum. If his appointor is for the time being absent from Malta or Sweden or temporarily unable to act through ill health or disability his signature to any resolution in writing of the Directors shall be as effective as the signature of his appointor. To such extent as the Directors may from time to time determine in relation to any committees of the Directors the foregoing provisions of this paragraph shall also apply mutatis mutandis to any meeting of any such committee of which his appointor is a member. An alternate Director shall not (save as aforesaid) have power to act as a Director, nor shall he be deemed to be a Director for the purposes of these Articles, nor shall he be deemed to be the agent of his appointor.

74.4
An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company in respect of his appointment as alternate Director any remuneration except only such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct.

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SECRETARY

75	Secretary

75.1
The Secretary shall be appointed by the Directors on such terms and for such period as they may think fit. Any Secretary so appointed may at any time be removed from office by the Directors, but without prejudice to any claim for damages for breach of any contract of service between him and the Company. If thought fit two or more persons may be appointed as joint secretaries. The Directors may also appoint from time to time on such terms as they may think fit one or more deputy and/or assistant secretaries.

AUTHENTICATION OF DOCUMENTS

76	Authentication of documents

76.1
Any Director or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any document affecting the constitution of the Company and any resolution passed at a shareholders' meeting or at a meeting of the Directors or any committee, and any book, record, document or account relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and where any book, record, document or account is elsewhere than at the Office the local manager or other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid. A document purporting to be a copy of any such resolution, or an extract from the minutes of any such meeting, which is certified as aforesaid shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that any minute so extracted is a true and accurate record of proceedings at a duly constituted meeting.

RESERVES

77	Establishment of reserves

77.1
The Directors may from time to time set aside out of the profits of the Company and carry to reserve such sums as they think proper which, at the discretion of the Directors, shall be applicable for any purpose to which the profits of the Company may properly be applied and pending such application may either be employed in the business of the Company or be invested. The Directors may divide the reserve into such special funds as they think fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided. The Directors may also without placing the same to reserve carry forward any profits. In carrying sums to reserve and in applying the same the Directors shall comply with the provisions of the Act.

78	Business bought as from past date

78.1
Subject to the provisions of the Act, where the Company has made an acquisition of any asset, business or property in the past, the profits and losses thereof as from such date of acquisition, may, at the discretion of the Directors, in whole or in part, be carried to revenue account and treated for all purposes as profits or losses of the Company. Subject as aforesaid, if any shares or securities are purchased cum dividend or interest, such dividend or interest may at the discretion of the Directors be treated as revenue, and it shall not be obligatory to capitalise the same or any part thereof.

DIVIDENDS

79	Final dividends

79.1	The Company may by Ordinary Resolution declare dividends but no such dividend shall exceed the amount recommended by the Directors.

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80	Fixed and Interim dividends

80.1
If and so far as in the opinion of the Directors the profits of the Company justify such payments, the Directors may pay the fixed dividends on any class of shares carrying a fixed dividend expressed to be payable on fixed dates on the half-yearly or other dates prescribed for the payment thereof and may also from time to time pay interim dividends on shares of any class of such amounts and on such dates and in respect of such periods as they think fit. Provided the Directors act in good faith they shall not incur any liability to the holders of any shares for any loss they may suffer by the lawful payment, on any other class of shares having rights ranking after or pari passu with those shares, of any such fixed or interim dividend as aforesaid.

81	Distribution in specie

81.1
The Company may upon the recommendation of the Directors by Ordinary Resolution direct payment of a dividend in whole or in part by the distribution of specific assets (and in particular of paid-up shares or debentures of any other company) and the Directors shall give effect to such resolution. Where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates, may fix the value for distribution of such specific assets or any part thereof, may determine that cash shall be paid to any member upon the footing of the value so fixed in order to adjust the rights of members and may vest any assets in trustees.

82	No dividend except out of profits

82.1	No dividend shall be paid otherwise than out of profits available for distribution under the provisions of the Act.

83	Ranking of shares for dividend

83.1
Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, all dividends shall (as regards any shares not fully paid throughout the period in respect of which the dividend is paid) be apportioned and paid pro rata according to the amounts paid on the shares during any portion or portions of the period in respect of which the dividend is paid. For the purposes of this Article no amount paid on a share in advance of calls shall be treated as paid on the share.

84	Manner of payment of dividends

84.1
Dividends shall be paid in accordance with the procedures stipulated by the relevant rules, regulations and/or bye-laws of the relevant Central Securities Depository which shall be responsible for the payment of dividends on behalf of the Company.

85	Joint holders

85.1
If two or more persons are registered as joint holders of any share, or are entitled jointly to a share in consequence of the death or bankruptcy of the holder or otherwise by operation of law, anyone of them may give effectual receipts for any dividend or other moneys payable or property distributable on or in respect of the share.

86	No Interest on dividends

86.1	No dividend or other moneys payable on or in respect of a share shall bear interest as against the Company.

87	Retention of dividends

87.1
The Directors may retain any dividend or other moneys payable on or in respect of a share and may apply the same in or towards satisfaction of the moneys payable to the Company in respect of that share.

87.2
The Directors may retain the dividends payable upon shares in respect of which any person is under the provisions as to the transmission of shares hereinbefore contained entitled to become a member, or which any person is under those provisions entitled to transfer, until such person shall become a member in respect of such shares or shall transfer the same.

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88	Unclaimed dividend

88.1
The payment by the Directors of any unclaimed dividend or other moneys payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof and any dividend unclaimed after a period of 12 years from the date on which such dividend was declared or became due for payment shall be forfeited and shall revert to the Company.

88.2
The Company may cease to pay out any dividend on any shares in the manner normally carried out if in respect of at least two consecutive dividends payable on those shares, the payment is not received, and shall subject to the provisions of these Articles, recommence payments in respect of the dividends payable on those shares if the holder or person entitled by the transmission claims the arrears of dividend and does not instruct the Company to pay future dividends in some other way.

89	Waiver of dividend

89.1
The waiver in whole or in part of any dividend on any share shall be effective only if such waiver is in writing (whether or not executed as a deed) signed by the shareholder (or the person entitled to the share in consequence of the death or bankruptcy of the holder or otherwise by operation of law) and delivered to the Company and if or to the extent that the same is accepted as such or acted upon by the Company.

CAPITALISATION OF PROFITS AND RESERVES

90	Capitalisation of profits and reserves

90.1
The Directors may, with the sanction of an Ordinary Resolution of the Company, capitalise any sum standing to the credit of any of the Company's reserve accounts (including any share premium account, capital redemption reserve or other undistributable reserve) or any sum standing to the credit of profit and loss account.

90.2
Such capitalisation shall be effected by appropriating such sum to the holders of Ordinary Shares on the Register at the close of business on the date of the resolution (or such other date as may be specified therein or determined as therein provided) in proportion to their then holdings of Ordinary Shares and applying such sum on their behalf in paying up in full unissued Ordinary Shares (or, subject to any special rights previously conferred on any shares or class of shares for the time being issued, unissued shares of any other class) for allotment and distribution credited as fully paid up to and amongst them as bonus shares in the proportion aforesaid.

90.3
The Directors may do all acts and things considered necessary or expedient to give effect to any such capitalisation, with full power to the Directors to make such provisions as they think fit for any fractional entitlements which would arise on the basis aforesaid (including provisions whereby fractional entitlements are disregarded or the benefit thereof accrues to the Company rather than to the members concerned). The Directors may authorise any person to enter on behalf of all the members interested into an agreement with the Company providing for any such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

SCRIP DIVIDENDS

91	Scrip Dividends

91.1
Subject as hereinafter provided, the Directors may offer to ordinary shareholders the right to receive, in lieu of dividend (or part thereof), an allotment of new Ordinary Shares credited as fully paid.

91.2	The Directors shall not make such an offer unless so authorised by an Ordinary Resolution passed at any General Meeting.

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91.3
The Directors may either offer such rights of election in respect of the next dividend (or part thereof) proposed to be paid; or may offer such rights of election in respect of that dividend and all subsequent dividends, until such time as the election is revoked; or may allow shareholders to make an election in either form.

91.4
The basis of allotment on each occasion shall be determined by the Directors so that, as nearly as may be considered convenient, the value of the Ordinary Shares to be allotted in lieu of any amount of dividend shall equal such amount.

91.5
If the Directors determine to offer such right of election on any occasion they shall give notice in writing to the ordinary shareholders of such right and shall issue forms of election and shall specify the procedures to be followed in order to exercise such right. Provided that they need not give such notice to a shareholder who has previously made, and has not revoked, an earlier election to receive Ordinary Shares in lieu of all future dividends, but instead shall send him a reminder that he has made such an election, indicating how that election may be revoked in time for the next dividend proposed to be paid.

91.6
On each occasion the dividend (or that part of the dividend in respect of which a right of election has been accorded) shall not be payable on Ordinary Shares in respect whereof the share election has been duly exercised and has not been revoked (the "elected Ordinary Shares"), and in lieu thereof additional shares (but not any fraction of a share) shall be allotted to the holders of the elected Ordinary Shares on the basis of allotment determined as aforesaid. For such purpose the Directors shall capitalize, out of such of the sums standing to the credit of reserves (including any share premium account or capital redemption reserve) or profit and loss account as the Directors may determine, a sum equal to the aggregate nominal amount of additional Ordinary Shares to be allotted on that occasion on such basis and shall apply the same in paying up in full the appropriate number of unissued Ordinary Shares for allotment and distribution to and amongst the holders of the elected Ordinary Shares on such basis.

91.7
The additional Ordinary Shares so allotted on any occasion shall rank pari passu in all respects with the fully-paid Ordinary Shares in issue on the record date for the relevant dividend save only as regards participation in the relevant dividend.

91.8	Section 90.1 shall apply (mutatis mutandis) to any capitalization made pursuant to this Article.

91.9
No fraction of an Ordinary Share shall be allotted. The Directors may make such provision as they think fit for any fractional entitlements including, without limitation, provision whereby, in whole or in part, the benefit thereof accrues to the Company and/or fractional entitlements are accrued and/or retained and in either case accumulated on behalf of any ordinary shareholder.

91.10
The Directors may on any occasion determine that rights of election shall not be made available to any ordinary shareholders with registered addresses in any territory where in the absence of a registration statement or other special formalities the circulation of an offer of rights of election would or might be unlawful, and in such event the provisions aforesaid shall be read and construed subject to such determination.

91.11
In relation to any particular proposed dividend the Directors may in their absolute discretion decide (i) that shareholders shall not be entitled to make any election in respect thereof and that any election previously made shall not extend to such dividend or (ii) at any time prior to the allotment of the Ordinary Shares which would otherwise be allotted in lieu thereof, that all elections to take shares in lieu of such dividend shall be treated as not applying to that dividend, and if so the dividend shall be paid in cash as if no elections had been made in respect of it.

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ACCOUNTS

92	Accounting records

92.1
Accounting records sufficient to show and explain the Company's transactions and otherwise complying with the Act shall be kept at the Office, or at such other place as the Directors think fit, and shall always be open to inspection by the officers of the Company. Subject as aforesaid no member of the Company or other person shall have any right of inspecting any account or book or document of the Company except as conferred by law or ordered by a court of competent jurisdiction or authorised by the Directors.

93	Copies of accounts for members

93.1
A copy of every balance sheet and profit and loss account which is to be laid before a General Meeting of the Company (including every document required by law to be comprised therein or attached or annexed thereto) shall not less than 21 days before the date of the meeting be made available on the Company’s website and sent to every member of, and every holder of debentures of, the Company and to every other person who is entitled to receive notices of General Meetings from the Company under the provisions of the Act or of these Articles in the manner and form determined by the Directors. Provided that this Article shall not require a copy of these documents to be sent to more than one of joint holders nor to any person of whose postal address the Company is not aware, but any member or holder of debentures to whom a copy of these documents has not been sent shall be entitled to receive a copy free of charge on application at the Office. To the extent permitted by the Act and agreed by the member, the documents referred to in this Article may be sent by electronic communication.

AUDITORS

94	Validity of Auditor's acts

94.1
Subject to the provisions of the Act, all acts done by any person acting as an Auditor shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for appointment or subsequently became disqualified.

95	Auditor's right to attend General Meetings

95.1
An Auditor shall be entitled to attend any General Meeting and to receive all notices of and other communications relating to any General Meeting which any member is entitled to receive and to be heard at any General Meeting on any part of the business of the meeting which concerns him as Auditor.

NOTICES

96	Service of notices

96.1	Any notice to be given to or by any person pursuant to these Articles shall be in writing, except that a notice calling a meeting of the directors need not be in writing.

96.2
Any notice or document (including a share certificate) may be served on or delivered to any member by the Company either personally or by sending it by post in a pre-paid cover addressed to such member at his registered address, or to the address, if any, supplied by him to the Company as his address for the service of notices, or by delivering it to such address addressed as aforesaid.

A shareholder who (having no registered address within Malta) has not supplied the Company a postal address within Sweden or an electronic address for the service of notices shall not be entitled to receive notices from the Company.

96.3
Any document or notice which, in accordance with these Articles, may be sent by the Company by electronic communication shall, if so sent, be deemed to be received at the expiration of 24 hours after the time it was sent. Proof (in accordance with the formal recommendations of best practice contained in the guidance issued by the Institute of Chartered Secretaries and Administrators - ICSA International) that an electronic communication was sent by the Company shall be conclusive evidence of such sending.

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96.4
Where a notice or other document is served or sent by post, service or delivery shall be deemed to be effected at the expiration of 24 hours (or, where second-class mail is employed, 48 hours) after the time when the cover containing the same is posted and in proving such service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

96.5
The accidental failure to send, or the non-receipt by any person entitled to, any notice of or other document relating to any meeting or other proceeding shall not invalidate the relevant meeting or other proceeding.

97	Joint holders

97.1
Any notice in writing given to that one of the joint holders of a share whose name stands first in the Register in respect of the share shall be sufficient notice to all the joint holders in their capacity as such.

98	Deceased and bankrupt members

98.1
A person entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of law, upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share, and upon supplying also a postal address within Malta or Sweden for the service of notices, shall be entitled to have served upon or delivered to him at such address any notice or document to which the said member would have been entitled, and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share. Save as aforesaid any notice or document delivered or sent to any member in pursuance of these Articles shall, notwithstanding that such member be then dead or bankrupt or in liquidation, and whether or not the Company has notice of his death or bankruptcy or liquidation, be deemed to have been duly served or delivered in respect of any share registered in the name of such member as sole or first-named joint holder.

99	Suspension of postal services

99.1
If at any time by reason of the suspension or curtailment of postal services within Malta and/or Sweden, the Company is unable effectively to convene a shareholders' meeting by notices sent through the post, such meeting may be convened by a notice advertised in at least one national newspaper in the relevant jurisdiction and such notice shall be deemed to have been duly served on all members entitled thereto on the day when the advertisement appears (or first appears). In any such case the Company may still, where applicable, serve notice by electronic communication and shall send confirmatory copies of the notice by post to members to whom it was not sent by electronic communication if at least seven days prior to the meeting the posting of notices to addresses throughout Malta again becomes practicable.

100	Signature of documents

100.1
Where under these Articles a document requires to be signed by a member or other person then, if in the form of an electronic communication, it must to be valid incorporate the electronic signature or personal identification details (which may be details previously allocated by the Company) of that member or other person, in such form as the Directors may approve, or be accompanied by such other evidence as the Directors may require to satisfy themselves that the document is genuine. The Company may designate mechanisms for validating any such document, and any such document not so validated by use of such mechanisms shall be deemed not to have been received by the Company.

101	Electronic communication

101.1
Any member may notify the Company of an address for the purpose of his receiving electronic communications from the Company, and having done so shall be deemed to have agreed to receive notices and other documents from the Company by electronic communication of the kind to which the address relates. In addition, if a member notifies the Company of his e-mail address, the Company may satisfy its obligation to send him any notice or other document by:

101.1.1	publishing such notice or document on a web site; and

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101.1.2
notifying him by e-mail to that e-mail address that such notice or document has been so published, specifying the address of the web site on which it has been published, the place on the web site where it may be accessed, how it may be accessed and (if it is a notice relating to a shareholders' meeting) stating (i) that the notice concerns a notice of a company meeting served in accordance with the Act, (ii) the place, date and time of the meeting, (iii) whether the meeting is to be an annual or extraordinary general meeting and (iv) such other information as the Act may prescribe.

101.2	Any amendment or revocation of a notification given to the Company under section 100 shall only take effect if in writing, signed by the member and on actual receipt by the Company thereof.

101.3	An electronic communication shall not be treated as received by the Company if it is rejected by computer virus protection arrangements.

102	Statutory requirements as to notices

102.1	Nothing in any of the preceding seven Articles shall affect any requirement of the Act that any particular offer, notice or other document be served in any particular manner.

WINDING UP

103	Directors' power to petition

103.1	The Directors shall have power in the name and on behalf of the Company to present an application to the Court for the Company to be wound up.

104	Distribution of assets in specie

104.1
If the Company shall be wound up (whether the liquidation is voluntary, under supervision, or by the Court) the Liquidator may, with the authority of an Extraordinary Resolution, divide among the members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of property of one kind or shall consist of properties of different kinds, and may for such purpose set such value as he deems fair upon anyone or more class or classes of property and may determine how such division shall be carried out as between the members or different classes of members. The Liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of members as the Liquidator with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

GENERAL

105	General

105.1
All the above Articles are subject to the overriding provisions of the Act, the Financial Markets Act, the rules and regulations of the Stock Exchange and the relevant Central Securities Depository currently in force, except in so far as any provisions contained in any one of such laws or rules permits otherwise and the generality of any of the above provisions shall, in its interpretation, be restricted as is necessary to be read in conformity with any and all of the provisions of any of these laws.

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Aspire Global’s memorandum of association

1.	NAME

1.1.	The name of the Company is Aspire Global plc.

2.	REGISTERED OFFICE

2.1.	The registered office of the Company shall be at Level G, Office 1/5086, Quantum House, 75 Abate Rigord Street, Ta’ Xbiex XBX1120 Malta or at any other address in Malta as the Board of Directors may determine from time to time.

The email address of the Company is: egm@aspireglobal.com

3.	OBJECTS

3.1	The objects of the Company are established are as follows:

a)	To invest and hold shares, participations, investments, interests and debentures in any other company or companies, partnerships, joint ventures or businesses and to own, manage and administer property of any kind belonging to it, whether corporeal or incorporeal, personal or real , wherever situated, other than property which it cannot own or otherwise hold under the laws of Malta;

b)	To apply for, register, purchase, or by other means acquire, hold, develop, exploit, protect and renew any domain names, URLs, brand names, patents, patent rights, licences, secret processes, trademarks, designs, royalties, copyrights, grants, options, protections and concessions and other exclusive and non-exclusive rights, and to grant licences or rights in respect thereof, and to disclaim, alter, modify, use and turn to account, and to manufacture under or grant licences or privileges in respect of the same, and to expend money in experimenting upon testing and improving any patents, inventions as well as other rights which the Company may acquire, or propose to acquire;

c)	To acquire and contract with marketing suppliers for the overall business activities of the group to which the Company belongs, including for services in relation to the management, marketing, distribution, sales of information content and information content services, over various media including but not limited to the Internet, teletext, mobile networks and interactive television.

d)	To amalgamate with or enter into co-partnership or profit-sharing arrangement with, or to co-operate or participate in any way with or assist or subsidise any company or person carrying on or purporting to carry on any business within the objects of the Company or those of companies in the same group;

e)	To acquire and undertake the whole or any part of the business, property and liabilities of any person or company carrying on any business;

f)	To enter into any arrangements with any government or authority that may seem conducive to the attainment or furtherance of the Company’s objects or any of them, and to obtain from any such government or authority any licences, permit, rights, privileges or concessions which the Company may consider conducive to the attainment of its objects;

g)	To acquire any right, easements, privileges, concessions, patent rights, licenses, machinery, plant, stock in trade or any seal or personal property of or in connection for the purpose of or in connection with the Company’s business or any branch or department thereof;

h)	To buy or otherwise acquire, under any title whatsoever, any plant machinery, utensil, machine or other movable deemed necessary for the better performance of the Company’s objects;

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i)	To provide management services and to participate in the activities of subsidiaries and associated companies;

j)	To guarantee, even by hypothecation of the Company’s property, the payment of any debenture stocks, bonds, mortgages, charges, obligations, interests, securities, moneys or shares, or the performance of contracts or engagements of any other company or person, and to give indemnities and guarantees of all kinds and to enter into partnership or joint arrangement with any other partnership or joint arrangement with any other person, firm or company having objects similar to the present one;

k)	To borrow or raise unlimited sums of money in such manner as the Company shall seem fit and in particular by the issue of debenture stock, charged upon all or any of the Company’s property both present and future, including its uncalled capital, and to reissue any debentures at any time paid off;

l)	To lend money and give credit to other persons, firms or companies in the course of the Company’s business and to guarantee the observance and performance of obligations by others, whether towards the Company or towards third parties;

m)	To carry on the business which, in the opinion of the Board of Directors can be conveniently, profitably or advantageously carried out in connection with the principal business of the Company or is calculated to enhance the value of or render profitably any property or rights of the Company;

n)	To invest and deal with the moneys of the Company not immediately required in such manner as may from time to time be determined;

o)	To sell or otherwise dispose of the business, undertaking, assets or property of the Company, or any part thereof, for such consideration as the Company may deem fit, and in particular for such shares, debentures or securities;

p)	To do all such things and to perform all such other acts as may be deemed incidental or conducive to the attainment of the above objects or any of them.

The objects and powers set forth in this clause shall not be restrictively construed but the widest interpretation shall be given thereto. None of the above described objects and powers shall be deemed subsidiary or ancillary to any other object or power mentioned therein. The company shall have full power to exercise all or any of the powers and to achieve or to endeavour to achieve all or any of the objects conferred by and provided in any one or more of the said sub-clauses.

Nothing in the foregoing shall be construed as empowering or enabling the company to carry out any activity or service which requires a licence or other authorisation under any law in force in Malta without such a licence or other appropriate authorisation from the relevant competent authority and the provisions of Article 77(3) of the Companies Act, Chapter 386 of the Laws of Malta (the ‘Act’) shall apply.

4.	PUBLIC COMPANY

4.1.	The company is a public limited liability company.

4.2.	The liability of the shareholders is limited in the case of each member to the amount, if any, unpaid on the share or shares held by him in the Company.

5.	CAPITAL

5.1	The authorised share capital of the Company is ten million Great British Pounds (£10,000,000.00) divided into four billion (4,000,000,000.00) ordinary shares of £0.0025 each.

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5.2
The issued share capital of the Company is one hundred and sixteen thousand, six hundred and ninety-two British Pounds point seven one five (£116,692.715) divided into forty six million, six hundred and seventy seven and eighty six (46,677,086) ordinary shares of the nominal value of zero point zero zero two five British Pounds (£0.0025) each, each fully (100%) paid up and allotted as follows:

Shareholder	Shares subscribed and allotted
Malta Stock Exchange Plc (C 42525) As Custodian of Clearstream Banking AG Garrison Chapel Castille Place Valletta VLT 1063 Malta	46,677,086 ordinary shares

5.3	Unless otherwise provided for in the terms of issue or admitted by the Company subsequently to the issue, each share in the Company shall give right to one 1 vote at any general meeting of the Company and will be entitled to dividends, distribution of assets rights and other rights equally.

6	DIRECTORS

6.1
The Board of Directors of the Company (“the Board”), immediately after adoption of these Memorandum and Articles, shall consist of not less than three (3) and not more than ten (10) directors. The directors of the Company are:

i.	Barak Matalon of 25 Habe’er St., Adanim, Israel, holder of Israeli passport number 30943524;

ii.	Aharon Aran of 9 Harimon St., Petach Tikva, Israel, holder of Israeli passport number 31006935;

iii.	Karl Fredrik Henning Burvall of Jarlagardsvag 23, Nacka 13161, Sweden, holder of Swedish passport number 92475725; and

iv.	Carl Klingberg of Svartviksringen 8, S-133 36, Salstjobaden, Sweden, holder of Swedish passport number 89983603.

7	COMPANY SECRETARY

7.1	The Company Secretary is Olga Finkel, of 7A, The Podium, St Mark Street, St Julians, Malta holder of Maltese ID Card Number 51392M.

8	LEGAL AND JUDICIAL REPRESENTATION

Subject to the provisions in the Articles of Association of the Company, legal and judicial representation of the Company shall vest in any two directors jointly.

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Offer restrictions

Important information for shareholders outside Sweden and for banks, brokers, dealers, nominees and intermediaries holding shares for persons with residence outside Sweden

This Supplement is not an offer, whether directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, New Zealand, South Africa or Switzerland or in any other jurisdiction where such offer pursuant to legislation and regulations in such relevant jurisdiction would be prohibited by applicable law (the “Restricted Territories” or individually “Restricted Territory”). Shareholders not resident in Sweden who wish to accept the Offer must make inquiries concerning applicable legislation and possible tax consequences.

The Offer is not being made, directly or indirectly, in or into the Restricted Territories by use of mail or any other communication means or instrumentality (including, without limitation, facsimile transmission, electronic mail, telex, telephone and the Internet) of interstate or foreign commerce, or of any facility of national securities exchange or other trading venue, of the Restricted Territories and the Offer cannot be accepted by any such use or by such means, instrumentality or facility of, in or from, the Restricted Territories. Accordingly, this Supplement or any documentation relating to the Offer are not being and should not be sent, mailed or otherwise distributed or forwarded in or into the Restricted Territories.

This Supplement is not being, and must not be, sent to shareholders with registered addresses in the Restricted Territories. Banks, brokers, dealers and other nominees holding shares for persons in the Restricted Territories must not forward this Supplement or any other document received in connection with the Offer to such persons. Persons receiving such documents or information (including custodians, nominees and trustees) should not distribute or send them in or into a Restricted Territory or use the mails or any means, instrumentality or facility of a Restricted Territory in connection with the Offer.

The Offer and the information contained in this Supplement are not being made and have not been approved by an “authorized person” for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (the “FSMA”). Accordingly, the information contained in this Supplement are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of the information contained in this Supplement is exempt from the restrictions on financial promotions under section 21 of the FSMA on the basis that it is a communication by or on behalf of a body corporate which relates to a transaction to acquire day to day control of the affairs of a body corporate; or to acquire 50 percent or more of the voting shares in a body corporate, within article 62 of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

Any failure to comply with these restrictions may constitute a violation of the securities laws of any of the Restricted Territories. It is the responsibility of all persons obtaining the Supplement, acceptance form or other documents relating to the Supplement or to the Offer or into whose possession such documents otherwise come, to inform themselves of and observe all such restrictions. Any recipient of the Supplement who is in any doubt about his or her status in relation to these restrictions should consult his or her professional adviser on the relevant territory.

Neither NeoGames nor Stifel accepts or assumes any responsibility or liability for any violation by any person of any such restriction.

The Supplement does not represent an offer to acquire or obtain securities other than the shares of Aspire Global that are subject to the Offer.

Any purported tender of shares in the Offer resulting directly or indirectly from a violation of the restrictions described in the Supplement and the related documents will be invalid. Further, any person purporting to tender shares pursuant to the Offer will be deemed not to have made a valid tender if such person is unable to make the representations and warranties set out under “Certifications as to Restrictions” below and any corresponding representations and warranties in the acceptance form. Acceptances of the Offer and tenders of shares of Aspire Global made by a person located in a Restricted Territory, by any custodian, nominee, trustee agent, fiduciary or other intermediary acting on a non-discretionary basis for a principal giving instructions from within the Restricted Territories, or by the use of mails or any means, instrumentality or facility of the Restricted Territories, directly or indirectly, will not be accepted (and should not be accepted by any such custodian, nominee, trustee agent, fiduciary or intermediary holding shares of Aspire Global for any persons).

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Any acceptance form or other communication relating to the Offer that originates from, is postmarked from, bears a return address in, or otherwise appears to have been dispatched from, a Restricted Territory will not be accepted (and should not be accepted by any custodian, nominee, trustee agent, fiduciary or intermediary).

Acceptances of the Offer and tenders of shares of Aspire Global will not be accepted (and should not be accepted by any custodian, nominee, trustee agent, fiduciary or intermediary) if the consideration for the shares of Aspire Global is required to be mailed or otherwise delivered in or into a Restricted Territory or if an address within a Restricted Territory is provided for receipt of the consideration for the shares in the Offer or the return of the acceptance form.

Each of NeoGames and Stifel reserves the right, in its absolute discretion (and without prejudice to the relevant shareholder’s responsibility for the representations and warranties made by it), to (a) reject any tender of shares without investigation because the origin of such tender cannot be determined, or (b) investigate, in relation to any tender of shares pursuant to the Offer, whether any such representations and warranties given by a shareholder are correct and, if such investigation is undertaken and as a result NeoGames determines (for any reason) that such representations and warranties are not correct, such tender may be rejected.

Certifications as to restrictions

By accepting the Offer through delivery of a duly executed acceptance form to Mangold, the holder of tendered shares, and any custodian, nominee, trustee, agent, fiduciary or intermediary submitting the acceptance form on behalf of such holder, certifies that such person:

•
was not present or resident in, nor is a citizen of a Restricted Territory at the time of receiving the Supplement, the acceptance form or any other document or information relating to the Offer, and has not mailed, transmitted or otherwise distributed any such document or information in or into a Restricted Territory;

•
has not used, directly or indirectly, the mails, or any means of instrumentality (including, without limitation, facsimile transmission, electronic mail, telex and telephone) of interstate or foreign commerce, or the facilities of the securities exchanges, of a Restricted Territory in connection with the Offer;

•
was not present or resident in, nor is a citizen of, a Restricted Territory at the time of accepting the terms of the Offer, at the time of returning the acceptance form or at the time of giving the order or instruction to accept the Offer (either orally or in writing); and

•
if acting in a custodial, nominee, trust, fiduciary, agency or other capacity as an intermediary, when either (i) has full investment discretion with respect to the shares covered by the acceptance form or (ii) the person on whose behalf it is acting has authorised it to make the foregoing representations and was not present or resident in, nor is a citizen of, a Restricted Territory at the time he or she instructed such custodian nominee, trustee, fiduciary, agent or intermediary to accept the Offer on his or her behalf, and such custodian, nominee, trustee, fiduciary, agent or other intermediary is processing that acceptance as part of its normal securities custodial function.

66 | Supplement to NeoGames S.A.’s offer document regarding the offer to the shareholders in Aspire Global plc

Cautionary note regarding forward-looking statements

This Supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Supplement do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, the potential opportunities and benefits of a combination of NeoGames and Aspire Global, and assumptions underlying such statements, as well as statements that include the words “expect,” “intend,” “potential,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including the factors discussed under the caption “Risk Factors” in NeoGames’ Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2021, as such factors may be updated from time to time in NeoGames’ other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. In addition, NeoGames operates in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for NeoGames’ management to predict all risks, nor can NeoGames’ management assess the impact of all factors on NeoGames’ business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements that NeoGames may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Supplement are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Furthermore, completion of the Offer and closing of the combination between NeoGames and Aspire Global is subject to various conditions and there can be no assurances that the transaction will be consummated. Accordingly, you should not rely upon forward-looking statements as predictions of future events. In addition, the forward-looking statements made in this Supplement relate only to events or information as of the date on which the statements are made in this Supplement. Except as required by law, NeoGames undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Offer restrictions – United States

The Offer described in this Supplement is made for the issued and outstanding shares of Aspire Global, a company incorporated under Maltese law, and is subject to Maltese and Swedish disclosure and procedural requirements, which are different from those of the United States. Shareholders in the United States are advised that the shares of Aspire Global are not listed on a U.S. securities exchange and that Aspire Global is not subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and is not required to, and does not, file any reports with the U.S. Securities and Exchange Commission (the “SEC”) thereunder.

The Offer is made in the United States pursuant to Section 14(e) and Regulation 14E of the U.S. Exchange Act, subject to exemptions provided by Rule 14d – 1(c) under the U.S. Exchange Act for a Tier I tender offer (the “Tier I Exemption”) and Rule 802 under the U.S. Securities Act of 1933 (the “802 Exemption”), and otherwise in accordance with the disclosure and procedural requirements of Swedish law, including with respect to withdrawal rights, the Offer timetable, settlement procedures, waiver of conditions and timing of payments, which are different from those applicable under U.S. domestic tender offer procedures and law. Holders of the shares of Aspire Global domiciled in the United States (the “U.S. Holders”) are encouraged to consult with their own advisors regarding the Offer.

67 | Supplement to NeoGames S.A.’s offer document regarding the offer to the shareholders in Aspire Global plc

Aspire Global’s financial statements and all financial information included herein, or any other documents relating to the Offer, have been or will be prepared in accordance with IFRS and may not be comparable to the financial statements or financial information of companies in the United States or other companies whose financial statements are prepared in accordance with U.S. generally accepted accounting principles. The Offer is made to the U.S. Holders on the same terms and conditions as those made to all other shareholders of Aspire Global to whom an offer is made. Any information documents, including the Supplement, are being disseminated to U.S. Holders on a basis comparable to the method pursuant to which such documents are provided to Aspire Global’s other shareholders.

As permitted under the Tier I Exemption, the settlement of the Offer is based on the applicable Swedish law provisions, which differ from the settlement procedures customary in the United States, particularly as regards to the time when payment of the consideration is rendered. The Offer, which is subject to Swedish law, is being made to the U.S. Holders in accordance with the applicable U.S. securities laws, and applicable exemptions thereunder, in particular the Tier I Exemption and the 802 Exemption. To the extent the Offer is subject to U.S. securities laws, those laws only apply to U.S. Holders and thus will not give rise to claims on the part of any other person. The U.S. Holders should consider that the price for the Offer is being paid in SEK and that no adjustment will be made based on any changes in the exchange rate.

It may be difficult for Aspire Global’s shareholders to enforce their rights and any claims they may have arising under the U.S. federal or state securities laws in connection with the Offer, since Aspire Global and NeoGames are located in countries other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. Aspire Global’s shareholders may not be able to sue Aspire Global or NeoGames or their respective officers or directors in a non-U.S. court for violations of U.S. securities laws. Further, it may be difficult to compel Aspire Global or NeoGames and/or their respective affiliates to subject themselves to the jurisdiction or judgment of a U.S. court.

To the extent permissible under applicable law or regulations, NeoGames and its affiliates or its brokers and its brokers’ affiliates (acting as agents for NeoGames or its affiliates, as applicable) may from time to time and during the pendency of the Offer, and other than pursuant to the Offer, directly or indirectly purchase or arrange to purchase shares of Aspire Global outside the United States, or any securities that are convertible into, exchangeable for or exercisable for such shares. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices, and information about such purchases will be disclosed by means of a press release or other means reasonably calculated to inform U.S. Holders of such information. In addition, to the extent permissible under applicable law or regulation, the financial advisors to NeoGames may also engage in ordinary course trading activities in securities of Aspire Global, which may include purchases or arrangements to purchase such securities as long as such purchases or arrangements are in compliance with the applicable law. Any information about such purchases will be announced in Swedish and in a non-binding English translation available to the U.S. Holders through relevant electronic media if, and to the extent, such announcement is required under applicable Swedish or U.S. law, rules or regulations.

The receipt of cash pursuant to the Offer by a U.S. Holder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each shareholder is urged to consult an independent professional adviser regarding the tax consequences of accepting the Offer. Neither NeoGames nor any of its affiliates and their respective directors, officers, employees or agents or any other person acting on their behalf in connection with the Offer shall be responsible for any tax effects or liabilities resulting from acceptance of this Offer.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OFFER, PASSED ANY COMMENTS UPON THE MERITS OR FAIRNESS OF THE OFFER, PASSED ANY COMMENT UPON THE ADEQUACY OR COMPLETENESS OF THIS SUPPLEMENT OR PASSED ANY COMMENT ON WHETHER THE CONTENT IN THIS SUPPLEMENT IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

68 | Supplement to NeoGames S.A.’s offer document regarding the offer to the shareholders in Aspire Global plc

Contact details

NeoGames S.A. 10 HaBarzel st., Building C, 16th floor Tel Aviv, Israel www.neogames.com Aspire Global plc 135 High Street Sliema, Malta www.aspireglobal.com
Allen & Overy, LLP

5 Avenue John F. Kennedy
L-1855, Luxembourg City, Luxembourg
www.allenovery.com

Camilleri Preziosi Advocates

Level 3, Valletta Buildings, South Street
Valletta, VLT 1103, Malta
www.camilleripreziosi.com

Stifel Nicolaus & Company, Incorporated

787 7th Avenue, 12th Floor
New York, NY 10019, USA
www.stifel.com

Mangold Fondkommission AB

Engelbrektsplan 2
114 34 Stockholm, Sweden
www.mangold.se

Hannes Snellman Attorneys Ltd

Kungsträdgårdsgatan 20
111 47 Stockholm, Sweden
www.hannessnellman.com

Herzog Fox & Neeman

Herzog Tower, 6 Yitzhak Sadeh St.
Tel Aviv 6777506, Israel
www.herzoglaw.co.il

Latham & Watkins, LLP

1271 Avenue of the Americas
New York, NY 10020, USA
www.lw.com

69 | Supplement to NeoGames S.A.’s offer document regarding the offer to the shareholders in Aspire Global plc